                                  EXHIBIT 10.4


                               THE IRVINE COMPANY


                                      LEASE



         THIS LEASE is made this 20th day of March, 1980, between THE IRVINE COMPANY, a Michigan corporation, hereinafter called "Lessor," and TORONTO DOMINION BANK OF CALIFORNIA, a California banking corporation, hereinafter called "Lessee."


                             BASIC LEASE PROVISIONS

1. LESSEE'S TRADE NAME:       TORONTO DOMINION BANK OF CALIFORNIA

2. LOCATION OF PREMISES:      Ground floor of building to be
                              constructed at SE Corner of
                              Main and Redhill Avenues
                              Irvine, California

3. USE OF PREMISES:           Commercial retail bank, including
                              drive-up teller facilities, and
                              general office

4.(a) INITIAL LEASE TERM:     Twenty-five (25) Lease Years

  (b) OPTIONS TO EXTEND:      One ten (10) year period, and one
                              five (5) year period.

5. INITIAL ANNUAL
   MINIMUM RENT:              (a) Retail bank space- $21.60 per
                                  net rentable sq. ft. per year
                              (b) Office space- $12.96 per net
                                  rentable sq. ft. per year

6. FURTHER RENTAL
   ADJUSTMENT:                Adjustment at expiration of every
                              5th Lease Year: Retail bank space
                              rent adjusted to fair rental value;
                              Office space rent adjusted to
                              fair rental value.

 7. PREMISES REAL PROPERTY TAXES, MAINTENANCE AND INSURANCE, AND
    COMMON FACILITIES MAINTENANCE
    CHARGES:                  Pro rata share as provided in the
                              Lease, Sections 4.01, 6.03, 8.01,
                              8.02, 9.01 and 10.01.

 8. INITIAL DEPOSIT:          Irrevocable Letter of Credit in
                              amount of $60,000.00 upon execution
                              of Lease.

 9. ESTIMATED ACTUAL FLOOR
    AREA OF PREMISES:         (a) Retail bank space - Approximately
                              8,000 net rentable square feet
                              (b) Office space - Approximately
                                  14,570 net rentable square feet.

10. BROKER:                   J. Harold Street, Coldwell Banker
                              Brokerage

11. LEASE EXECUTION AND ADDRESS FOR
    PAYMENTS AND NOTICES:

THE IRVINE COMPANY            TORONTO DOMINION BANK OF CALIFORNIA
550 Newport Center Drive      114 Sansome Street
Newport Beach, CA 92660       San Francisco, CA 94104


          IN WITNESS WHEREOF, the parties hereto have executed this Lease, consisting of the foregoing provisions And Articles I through XXIII which follow, as of the date first above written.



THE IRVINE COMPANY            TORONTO DOMINION BANK OF CALIFORNIA

By_____________________       By_________________________________

By_____________________       By_________________________________
       "Lessor"                       "Lessee"

                            ARTICLE I. GRANT AND TERM


          SECTION 1.01. LEASED PREMISES. Lessor, in consideration of the rent to be paid and the covenants to be performed by Lessee, does hereby lease to Lessee, and Lessee hereby rents from Lessor those certain premises (the "Premises"), containing approximately 22,570 net rentable square feet, to be located on the ground floor of an office building (the "Building") of not less than two (2) stories in height, which Lessor is to construct for the occupancy of Lessee and other tenants. The Building shall be situated on a parcel (the "Building Parcel") generally shown as the area outlined in red on Exhibit A attached hereto and more particularly described in Exhibit B hereto, lying within a certain development (the "Development") as outlined in green on Exhibit A hereto, all located at the intersection of Main Street and Redhill Avenue in the City of Irvine, County of Orange, State of California.

          The annual Minimum Rent payable hereunder is based on the assumption that no less than 8,000 net rentable square feet of space within the Premises shall be devoted to the operation of Lessee's retail branch banking business (hereinafter "Bank Space"), and shall be subject to the rental rate shown in
Item 5(a) of the Basic Lease Provisions, notwithstanding the amount of net rentable square feet actually devoted to Bank Space at any given time; and that the balance of the space within the Premises, consisting of approximately 14,570 net rentable square feet, shall be devoted to general office use (hereinafter "Office Space") and shall be subject to the rental rate shown in Item 5(b) of the Basic Lease Provisions. Any additional space within the Premises used for the operation of Lessee's retail branch banking business in excess of 8,000 net rentable square feet shall also be considered as Bank Space and shall be subject to the rental rate set forth in Item 5(a) of the Basic Lease Provisions. Space within the Premises shall be deemed to be "used for the operation of Lessee's retail branch banking business" and therefore "Bank Space" only if such space is used exclusively or principally for the conduct of Lessee's retail branch banking business on the Premises. "Bank Space" shall include areas open to the use and enjoyment of customers of the Bank, such as lobbies, safety deposit box areas and conference rooms, and areas used for Lessee's branch banking operations, such as staff offices, lounges and other areas, vault areas and storage and file rooms.

          As an illustration of the foregoing, assume first that upon taking possession of the Premises Lessee was to actually use only 4,000 net rentable square feet of space within the Premises for the operation of Lessee's retail branch banking business, i.e., Bank Space; and the remaining 18,570 net rentable square feet for general office purposes, i.e., Office Space (such as space for offices, for escrow and loan services, and for storage and file rooms not used for branch banking operations). Lessee's rent would nonetheless be based on 8,000 net rentable square feet of Bank Space, with the balance of the net rentable area of the Premises being considered Office Space. If Lessee were to later add another 5,000 net rentable square feet of Bank Space, then its total Bank Space would consist of 9,000 net rentable square feet (the first 4,000 square feet plus the newly added 5,000 square feet) and would be subject to the rental set forth in Item 5(a) of the Basic Lease Provisions; and the remaining net rentable area of the Premises would be considered Office Space and would be subject to the rental set forth in
Item 5(b) of the Basic Lease Provisions. If Lessee later were to add still more net rentable square feet of Bank Space, Lessee would thereafter continue (until the next rental adjustment period as provided in Section 2.02 below) to pay rental at the rate shown in Item 5(a) of the Basic Lease Provisions on the expanded Bank Space, even if that space were later used or sublet by Lessee for general office use. At any time after the commencement of the next such rental adjustment period, however, Lessee shall have the right to reduce the net rentable square feet of Bank Space and thereby reduce the amount of rent payable for Bank Space, but only if written notice, showing the amount of any proposed reduction in Bank Space to a minimum of 8,000 net rentable square feet, has been given to Lessor at least twelve (12) months prior to the commencement of such rental adjustment period.

          Exhibit "C-1" hereto represents a preliminary floor layout of the Premises. On or before completion of Lessor's and Lessee's Improvements as provided under Article III hereof, Lessor shall have prepared a new Exhibit "C-1" showing the exact dimensions and net rentable square footage of the Bank Space and Office Space, and the parties hereto shall enter into an amendment to this Lease for the purposes of adding such new Exhibit "C-1". Said amendment shall revise, if necessary, the net rentable square footage of the Bank Space and Office Space as shown in Item 9 and the respective Initial Annual Minimum Rent for each (but only if actual Bank Space exceeds 8,000 net rentable square feet) as shown in Item 5 of the Basic Lease Provisions. For purposes of this Lease, the dimensions and floor area of the total Premises shall be shown on said Exhibit "C-1" and the failure or refusal of either party to execute such amendment shall not affect the validity of this Lease in any manner whatsoever.

          Lessor hereby reserves all rights to the exterior walls and the roof of the Premises and the area above and beneath the Premises (together with the right to locate, both vertically and horizontally, install, maintain, use, repair and replace pipes, utility lines, ducts, conduits, flues, refrigerant lines, drains, sprinkler mains and valves, access panels, wires and structural elements leading through the Premises and serving other parts of the Development, provided that the exercise of any such right shall not unreasonably interfere with Lessee's use and enjoyment of the Premises).

          SECTION 1.02. COMMENCEMENT AND EXPIRATION OF TERM. The initial term of this Lease ("Initial Term"), subject to extension as provided in Section 1.03 hereof, shall be for a period of twenty-five (25) full Lease Years, commencing as of the date of completion of the Premises as provided in Section 3.05 hereof (which commencement date shall be hereinafter referred to as "Commencement Date"), plus any partial month following the Commencement Date if that date is other than the first day of a month.

          The term "Lease Year" as used herein is defined as a period consisting of twelve (12) consecutive calendar months, the first of which shall commence on the first day of the calendar month immediately succeeding the Commencement Date, if such Commencement Date is other than the first day of a month.

          Within thirty (30) days following the Commencement Date, Lessor and Lessee shall execute and acknowledge an Addendum in the form attached hereto as Exhibit D, setting forth the Commencement Date and the expiration date of this Lease, and the rental commencement date provided; however, that failure of Lessee to execute such Addendum shall not affect the commencement or duration of the actual term of this Lease in accordance with the provisions of this Section 1.02.

          SECTION 1.03.  OPTIONS TO EXTEND TERM.

          (a) Provided Lessee is not then in default, Lessee shall have the right to extend the term of this Lease for two (2) successive periods, the first of which shall be for ten (10) full Lease Years commencing on the day following the expiration date of the Initial Term of this Lease, and the second of which shall be for five (5) full Lease Years commencing on the day following the expiration of the first extended term, in the event such first option has been exercised by Lessee.

          (b) Each such option shall be exercised, if at all, by written notice given by Lessee to Lessor no earlier than twelve (12) months and no later than six (6) months prior to the commencement date of each respective option period. Within thirty (30) days after the exercise of any such option by Lessee, Lessor shall provide Lessee with Lessor's initial determination of the rental adjustment to be effective during the extension period as provided in Section
2.02 below, subject to the arbitration provisions of Section 2.06 below if Lessee disagrees with such initial determination within thirty (30) days after receipt thereof. Within thirty (30) days after final determination of such rental adjustment (whether by mutual agreement or by arbitration), Lessee may elect to terminate this Lease and thereby cancel its exercise of such option to extend by giving written notice to Lessor, said termination to be effective on
(i) the day the Initial Term or first extended term, as the case may be, expires or (ii) on the 180th day following the giving of said notice, whichever last occurs. Pending the determination of the rental adjustment and, in the event Lessee exercises its right to terminate after final determination of the rental adjustment, prior to the effective date of such termination, the monthly rent being paid by Lessee immediately before the rental adjustment shall continue to be paid by Lessee to Lessor, and any difference in the monthly rent actually paid and that due for any period subsequent to the expiration of the Initial Term or first extended term, as the case may be, shall, when determined, be paid promptly to Lessor. In the event this Lease shall have expired or been terminated, Lessee shall thereafter have no right or privilege of extending this Lease, and notwithstanding anything to the contrary contained in this Section 1.03, the failure of Lessee to exercise the option for the first extension period shall be conclusively presumed to be a waiver by Lessee of its rights to exercise the option for any subsequent extension period.

          (c) All of the terms, covenants and conditions provided herein with respect to the Initial Term shall apply during each such extension period, including without limitation, the adjustment of the annual Minimum Rent upon the expiration of each fifth (5th) Lease Year as provided in Section 2.02 below.

          SECTION 1.04. DEPOSIT. IN CONSIDERATION OF THE COVENANTS TO BE PERFORMED BY LESSOR WITH RESPECT TO THE CONSTRUCTION OF "LESSOR'S IMPROVEMENTS" AND ANY OTHER IMPROVEMENTS AS PROVIDED IN ARTICLE III OF THIS LEASE, LESSEE HAS DEPOSITED WITH LESSOR UPON EXECUTION OF THIS LEASE AN IRREVOCABLE LETTER OF CREDIT, PAYABLE TO LESSOR IN THE SUM OF $60,000.00. UPON RECEIPT BY LESSOR OF WRITTEN NOTICE FROM LESSEE TERMINATING THE LEASE AS PROVIDED IN SECTION 3.04(c)(i) HEREOF, LESSOR MAY AND SHALL PRESENT FOR NEGOTIATION DRAFTS FOR THE FULL $60,000.00, AND SAID SUM SHALL BE RETAINED BY LESSOR AS LIQUIDATED DAMAGES FOR ALL COSTS, EXPENSES, FEES, CHARGES AND LIABILITIES PAID OR INCURRED BY LESSOR IN CONNECTION WITH THE PREPARATION OF CONSTRUCTION DRAWINGS AND SPECIFICATIONS FOR THE BUILDING AND PREMISES. THEREAFTER, NEITHER LESSOR NOR LESSEE SHALL HAVE ANY FURTHER LIABILITY TO THE OTHER BY REASON OF THIS LEASE.

          SUBJECT TO THE PROVISIONS OF SECTION 1.05 BELOW, IF LESSOR SHALL NOT HAVE DRAWN OR MADE CLAIM ON THE LETTER OF CREDIT IN ACCORDANCE WITH THE FOREGOING PROVISIONS WITHIN FIVE (5) DAYS FOLLOWING THE 15-DAY NOTICE PERIOD PROVIDED FOR IN SECTION 3.04 (c) HEREOF, THEN THE LETTER OF CREDIT SHALL DULY EXPIRE AND SHALL BE RETURNED BY LESSOR TO LESSEE ON SUCH DATE, AND LESSOR'S REMEDIES FOR ANY DEFAULT UNDER THIS LEASE THEREAFTER SHALL BE AS SET FORTH ELSEWHERE IN THIS LEASE.



          -----------------                    -----------------
          LESSEE'S INITIALS                    LESSOR'S INITIALS

          SECTION 1.05. UPSET DATE. Notwithstanding anything to the contrary contained herein, either Lessee or Lessor may, at its option, terminate this Lease without liability in the event that Lessor is unable to commence the construction of Lessor's Improvements (as defined in Section 3.01 hereof) prior to December 31, 1980, such right of termination to be exercised by giving the other party written notice thereof within twenty (20) days after December 31, 1980. Upon any such termination, Lessor shall promptly return to Lessee the letter of credit deposited under Section 1.04 hereof in consideration of such early termination. Lessor shall have the right to extend such date for commencement of construction for a period not to exceed three (3) months, up to and including March 31, 1981, on account of delays caused by reason of matters of force majeure described in Section 22.04 hereof, provided that prior to December 31, 1980, Lessor gives Lessee written notice of such extension together with reasonable details of those matters causing such delays. Lessor shall exercise due diligence in obtaining the construction bids required under Section
3.03 hereof and all applicable governmental permits and approvals necessary to commence construction of Lessor's Improvements, and in performing all other requirements on Lessor's part to be performed hereunder. For purposes of this
Section 1.05, "commencement of construction" shall mean the completion of substantial grading and the pouring of all or a substantial portion of the footings and foundations for the Building (which need not necessarily include the ground floor slab).

          In addition to the foregoing, Lessee may terminate this Lease without liability if construction of the Premises is not completed, as provided in
Section 3.05 hereof, prior to March 31, 1982.

          SECTION 1.06. COMMENCEMENT OF RENTAL AND TAXES. Lessee's obligation for payment of rent as set forth in Section 2.01 hereof, taxes as provided in
Section 4.01 hereof, common facilities expenses as provided in Section 6.03 hereof, and all other payments required hereunder, shall commence upon the later of (i) ninety (90) days following the Commencement Date, as defined in Section
1.02 hereof, or (ii) substantial completion of that portion of the "common-facilities" described in Section 6.01 hereof located within or upon the Building Parcel.

                                ARTICLE II. RENT

          SECTION 2.01. ANNUAL MINIMUM RENT. Lessee shall pay to Lessor for each full Lease Year the annual Minimum Rent as specified in Item 5 of the Basic Lease Provisions, subject to adjustment as provided below. The annual Minimum Rent shall be payable in twelve (12) equal monthly installments in advance on the first day of each calendar month whether or not Lessor makes any demand therefor, and without any deductions or offset whatsoever commencing as provided in Section 1.06 hereof. The Minimum Rent for any fractional part of a calendar month from the rental commencement date to the first day of the next succeeding calendar month or at the end of the Lease term shall be prorated daily on the basis of 1/360th of the annual Minimum Rent per day.

          SECTION 2.02. RENTAL ADJUSTMENT. Upon the expiration of each fifth
(5th) Lease Year during the entire term of this Lease, and any extension thereof, the annual Minimum Rent payable with respect to the Bank Space and Office Space for the following five (5) lease year period ("Adjustment Period"), shall be adjusted as follows:

          (a) Bank Space: The annual Minimum Rent for the Bank Space shall be adjusted to the fair rental value thereof, as initially determined by Lessor using as comparables the current rentals for retail bank space in the so-called "Airport Area," located in the general vicinity immediately surrounding Campus Drive and MacArthur Boulevard in the Cities of Irvine and Newport Beach.

          (b) Office Space: The annual Minimum Rent for the Office Space shall be adjusted to the fair rental value thereof, as initially determined by Lessor using as comparables Lessor's scheduled rental rate then in effect for office space located within the boundaries of the Development shown on Exhibit A and also within Lessor's development of an area located at the intersection of Main Street and MacArthur in the City of Irvine; provided, however, in the event that the total office space within the above two developments shall be less than 200,000 square feet of rentable office space, the current rentals for office space in the so-called "Airport Area", located in the general vicinity immediately surrounding Campus Drive and MacArthur Boulevard in the Cities of Irvine and Newport Beach, shall be used as comparables for purposes of determining the fair rental value of the Office Space.

          (c) Preceding Annual Minimum Rent. Subject to any decrease in the net rentable square footage of Bank Space pursuant to Section 1.01 hereof, the annual Minimum Rent for any Adjustment Period, determined under subsections (a) and (b) above, shall not be less than the annual Minimum Rent payable during the immediately preceding five (5) lease year period.

          (d) Notice of Adjustment; Arbitration. Lessor shall promptly give Lessee written notice of Lessor's initial determination of the adjustment of annual Minimum Rent in accordance with subsections (a) and (b) above. If Lessee disagrees with Lessor's initial determination of the adjustment of annual Minimum Rent for any Adjustment Period and gives Lessor written notice thereof within sixty (60) days after receipt of such notice of initial determination from Lessor, then the annual Minimum Rent shall be determined by arbitration as provided in Section 2.06 hereof. In determining the fair rental value of the Bank Space and Office Space, whether by mutual agreement or by arbitration, Lessee's Improvements and any additional leasehold improvements made during the term of this Lease at the cost and expense of

Lessee (exclusive of any allowance or contribution of Lessor), shall not be considered a part of or included within said Space.

          SECTION 2.03. ADDITIONAL PAYMENTS. All sums of money or charges whatsoever (other than rent, which shall be payable in the manner elsewhere provided in this Lease) required to be paid by Lessee under this Lease shall be due and payable fifteen (15) days after demand, without any deductions or offset whatsoever. Lessee's direct payment obligations (other than the payment of rent) include, but are not limited to, those provided in Section 4.01 (taxes and assessments), Section 6.03 (common facilities expenses, including reimbursement to Lessor for maintenance provided under Section 8.01 and for insurance provided under Section 9.02), and Section 10.01 (utility charges). Lessee's failure to pay any such amounts or charges when due shall carry with it the same consequences as Lessee's failure to pay rent.

          SECTION 2.04. PLACE OF PAYMENT; LATE PAYMENTS. Lessee agrees to pay the rental and other charges herein reserved to Lessor at the address specified in Item 11 of the Basic Lease Provisions or to such other person and/or at such other place as Lessor may from time to time designate in writing. For each payment of rent or additional charges not paid when due regardless of any grace period allowed under Section 17.01 hereof, Lessee shall pay to Lessor a lease administration charge in the amount of Fifty Dollars ($50.00) to reimburse Lessor for its actual costs and expenses in processing such delinquent payment. All payments hereunder shall be made in lawful money of the United States. All payments requiring proration shall be prorated on the basis of thirty (30) day months.

          SECTION 2.05. INTEREST ON PAST DUE OBLIGATIONS. Any amount due from Lessee to Lessor hereunder which is not paid when due (including, without limitation, amounts due as reimbursement to Lessor for costs incurred by Lessor in performing obligations of Lessee hereunder upon Lessee's failure to so perform) regardless of any grace period allowed under Section 17.01 hereof, shall bear simple interest at the rate of ten percent (10%) per annum, but in no event in excess of the highest rate then allowed under the usury laws of the State of California, accruing from and after the due date thereof until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Lessee under this Lease.

          SECTION 2.06.  ARBITRATION OF RENTAL ADJUSTMENT.
If arbitration proceedings are required to determine the annual
Minimum Rent for any Adjustment Period, the same shall be conducted in the following manner:

          (a) Within sixty (60) days prior to the expiration of the initial rent period and any succeeding Adjustment Period thereafter, Lessor shall appoint in writing, as an arbitrator, a qualified independent MAI appraiser with at least ten years experience, and give written notice thereof to Lessee, and within ten (10) days after the service of such notice, Lessee may in like manner appoint such an arbitrator and give written notice thereof to Lessor, or in case of the failure of Lessee so to do, Lessor shall have the right to cause its appointed arbitrator to proceed alone to determine such rental. If two arbitrators are thus appointed, they shall select and appoint in writing a third such arbitrator and give written notice thereof to Lessor and Lessee, or if within ten (10) days after the appointment of said second arbitrator, the two arbitrators shall fail to appoint a third, then either party hereto shall have the right to make application to the Superior Court of Orange County, California to appoint such third arbitrator. Lessor and Lessee shall each be entitled to be present and heard respecting any such appointment of the third arbitrator.

          (b) The three arbitrators so appointed (in either manner) shall promptly fix a convenient time and place in the County of Orange, California, for hearing the matter to be determined and shall give written notice thereof to each party hereto at least ten (10) days prior to the date so fixed, and said arbitrators shall with reasonable diligence hear and determine the matter in accordance with the provisions hereof and of the statutes and judicial decisions of the State of California at the time applicable thereto, and shall execute and acknowledge their determination thereof in writing and cause a copy thereof to be delivered to each of the parties hereto.

          (c) The determination of a majority of said arbitrators (or, if a majority cannot agree as to amount, then the average of the two determinations nearest in amount) shall determine the question, and a judgment may be rendered by said Superior Court confirming said determination, or the same may be vacated, modified or corrected by said court, at the instance of either of the parties hereto, in accordance with the then existing statutes of the State of California applicable to arbitrations, the provisions of which shall apply hereto as fully as though incorporated herein.

          (d) Each of the parties hereto shall pay for the services of its arbitrator and one-half of the fee charged by the third arbitrator and of all other proper costs of reaching a determination, with the exception of attorney's fees and witness' fees.


                  ARTICLE III. CONSTRUCTION OF LEASED PREMISES

          SECTION 3.01. DESCRIPTION OF IMPROVEMENTS. The following described improvements shall be constructed in accordance with the provisions set forth below:

          (a) Lessor's Improvements. Lessor agrees to and shall construct on the Building Parcel described in Section 1.01 hereof (i) the Building Shell as defined in Exhibit C hereto, but excluding Lessee's specialized requirements affecting structural work as provided in Section 3.02(a) below, and (ii) all common facilities and on-site improvements as described in Section 6.01 hereof, but excluding drive-up teller facilities as provided in Section 3.02(a) below. A description of the items of work to be performed by Lessor (hereinafter collectively "Lessor's Improvements") is contained in Exhibit C attached hereto and made a part of this Lease.

          (b) Lessee's Improvements. Lessee shall be responsible for the acquisition, installation and construction of (i) all additional improvements to be made by Lessee within the Premises and (ii) any structural work in the Building Shell specifically required by Lessee and shown on plans and specifications approved by Lessor and Lessee in accordance with the provisions of Section 3.02 hereof (whether or not such work is done by Lessor or Lessee as provided in Section 3.03 hereof). A description of the improvements to be acquired, installed and constructed by or for Lessee (hereinafter referred to as "Lessee's Improvements") is set forth in Exhibit C attached hereto.

                     SECTION 3.02. PLANS AND SPECIFICATIONS

          (a) Lessee's Requirements. Within forty (40) days after the later of
(i) execution of this Lease or (ii) receipt from Lessor of full and complete preliminary site and floor plans for the Building Shell, Lessee shall cause its architect to communicate and submit to Lessor's architect Lessee's general design criteria and requirements for the Premises, including but not limited to
(i) rough-in mechanical, plumbing and electrical requirements and structural requirements for the vault envelope and related security devices, and (ii) drive-up teller facilities, including ingress and egress lanes therefor. Within ninety (90) days after receipt from Lessor's architect of working drawings for the Building Shell, Lessee shall cause its architect to communicate and submit to Lessor's architect Lessee's general design criteria and requirements for proposed interior partitions, lighting and electrical outlets and all other pertinent data with respect to the proposed interior layout of the Premises, but not including any trade fixtures, equipment, personal property, or specialized Lessee improvements not affecting structural construction of the Building Shell or the interior of the Premises.

          (b) Approval of Plans and Specifications. Before Lessor commences with the preparation of construction contract documents for Lessor's Improvements and Lessee's Improvements or any part thereof, Lessor shall deliver to Lessee for its approval two (2) complete sets of preliminary plans and specifications showing each of the categories of work described in Section 3.02(a) above, architectural treatment, materials and color palette, location of the Building Shell on the site, and such other detail as is necessary to define and illustrate the scope of such work. Small or trivial deviations from the design or plans and specifications shall not be subject to Lessee's approval.

          Lessor shall control the exterior design, elevation and architectural style of the Building Shell to insure that such is in good taste and of a quality and style befitting the area.

          Approval of preliminary plans and specifications shall in each case be endorsed by Lessee upon the documents submitted within thirty (30) days from the receipt thereof, one (1) set of which shall be retained by it; provided that if Lessee has neither approved or disapproved said documents within said thirty
(30) day period, the same shall be deemed approved. If Lessee disapproves such documents, Lessee shall within thirty (30) days from the receipt thereof notify Lessor of its reasons for disapproval; Lessor shall within thirty (30) days of such notice of disapproval submit to Lessee for its approval documents incorporating such modifications as are mutually acceptable to Lessor and Lessee.

          SECTION 3.03. CONSTRUCTION COST BIDS. As soon as it is reasonably possible following approval of the preliminary plans and specifications, Lessor shall prepare construction contract documents, including working drawings and specifications based on the approved preliminary plans and specifications, and shall call for two or more separate firm bids thereon (from independent contractors and based on plans and specifications approved by Lessor and Lessee as provided in Section 3.02 above) for all direct costs of construction of (i) the Building Shell ("Shell Costs" under Exhibit C hereto) including a separate breakdown of costs for structural work specifically required by Lessee and identified on such drawings and specifications, (ii) Lessee's Improvements within the Premises, (iii) the drive-up teller facilities, including the ingress and egress lanes therefor, and (iv) all improvements within the common facilities as described in Section 6.01 below, other than the drive-up teller facilities described in item (iii) above ("On-Site Costs" under Exhibit C hereto).

          Lessor shall promptly submit to Lessee separate construction bid breakdowns for each of the foregoing items, and failure by Lessee to disapprove items (i), (ii) and (iii) above within twenty (20) days after the receipt thereof shall be deemed approval. If Lessee disapproves the bid submitted as to item (i), its only recourse shall be to submit to Lessor along with such disapproval revised specific requirements relating to the Building Shell construction. Thereafter, Lessor and Lessee shall each use its best efforts and good faith to prepare and resubmit mutually acceptable revised construction documents for a new firm construction bid as provided above, but within forty-five (45) days after Lessee's receipt of the first such bid. If the parties are unable to so agree on such revisions, then Lessor shall be entitled to proceed with construction based on the first bid.

          If Lessee disapproves the bid submitted as to either (ii) or (iii) above within such twenty (20) day period, then Lessee may submit revised requirements to Lessor and proceed to request a new construction bid within the same forty-five (45) day period and in the manner provided above as to item (i). If the parties are unable to so agree on such revisions or if Lessee is still not satisfied with the new construction bid, or if Lessee does not wish to obtain a new bid from Lessor's contractor, then Lessee may obtain its own separate bid or bids from another contractor or contractors and proceed with its own construction, subject to prior approval by Lessor of such contractor and of any further revisions in the construction plans and specifications to be used (which approval shall not be unreasonably withheld or delayed).

          Lessee shall have no right to approve or disapprove item (iv) above, but shall receive the same for its information and review.

          Lessor shall furnish Lessee with properly substantiated evidence of the estimated total costs after the contracts have been bid. For the purposes of calculating the estimated costs of Lessor's Improvements as shown on Exhibit C attached, the costs of construction for each of the categories of work shall include all direct and indirect costs including, but not limited to, the amount of all contracts for work as set forth above, a construction supervision fee to be charged by Lessor equal to five percent (5%) of all construction costs (including without limitation legal and accounting fees, general overhead and office administration cost), all outside construction, architectural, engineering and other consultant fees, plan check and permit fees, excise taxes, utility meters and hookup charges, cost of materials and performance bonds, cost of insurance and of taxes and assessments levied by governmental agencies during the course of construction, cost of inspection and testing, cost of reproduction of plans, specifications and other contract documents, applicable charges or assessments levied by public utility companies or districts, the then prevailing cost of obtaining construction financing, and all other costs directly or indirectly attributable to the applicable category of such work.

                  SECTION 3.04. PAYMENT OF CONSTRUCTION COSTS.

          (a) Lessor's Improvements. Lessor shall construct all of Lessor's Improvements, as described on Exhibit C hereto, and shall pay all costs and expenses incurred in the construction of Lessor's Improvements, subject only to Lessee's payment obligations provided in subsection (c) below.

          (b) Lessee's Improvements. Lessor shall contribute an amount equal to $14.00 for each square foot within the Premises towards the cost of Lessee's Improvements as described in Exhibit C attached. In addition, if the total costs of Lessor's Improvements are less than $66.00 per square foot, then the difference between such costs and $66.00 shall be added to Lessor's contribution towards Lessee's Improvements. All other costs of Lessee's Improvements shall be paid by Lessee.

          (c) Payment of Estimated Excess Costs and Option to Terminate. If the total estimated costs of Lessor's Improvements shall exceed $66.00 per square foot, Lessee shall within fifteen (15) days following receipt of adequate cost evidence from Lessor, notify Lessor, in a writing executed and acknowledged by the President and any Vice- President of Lessee, of Lessee's election to do one of the following:

          (i) Lessee may cancel and terminate this Lease, in which event Lessee shall pay to Lessor as liquidated damages the sum evidenced by the letter of credit deposited with Lessor under Section 1.04 hereof, unless the total estimated costs of Lessor's Improvements shall exceed $78.50 per square foot in which event the letter of credit shall be returned promptly to Lessee, and Lessee shall be released from any and all liability hereunder; or

          (ii) Lessee may request that Lessor proceed with construction of Lessor's Improvements on the basis of the figures submitted to Lessee, in which event Lessee shall, upon demand, pay to Lessor in cash its prorata share, as shown on Exhibit C, of the total estimated costs of Lessor's Improvements in excess of $66.00 per square foot; or

          (iii) Lessee may request that Lessor proceed with construction of Lessor's Improvements on the basis provided in subsection (ii) above, except that payment by Lessee of its prorata share, as shown on Exhibit C, of the total estimated costs of Lessor's Improvements in excess of $66.00 per square foot (up to a maximum of $78.50 per square foot) shall be payable over the Initial Term of this Lease at a constant annual rate of $0.200281 per square foot for each dollar of excess costs so payable by Lessee, and shall be payable as additional rental by Lessee to Lessor at the time and in the manner provided for (but in addition to) payment of annual Minimum Rental; provided, however, such additional rental payable under the terms of this subsection (iii) shall not be subject to adjustment as provided in Section 2.02 hereof with respect to annual Minimum Rent. In the event such estimated total costs shall exceed $78.50 per square foot and Lessee elects to utilize the payment mechanism provided for in this subsection (iii), then Lessee shall immediately pay to Lessor in cash, upon demand, its prorata share, as shown on Exhibit C hereto, of the excess of such estimated total costs of construction over $78.50 per square foot.

          If Lessee should fail to make any of the foregoing written elections within the fifteen (15) day period provided above, then Lessee shall be deemed to have elected the option set forth in subsection (iii) above. Failure to pay Lessor any amount as required above shall be a breach under this Lease, providing Lessor with the same rights and remedies that would result from Lessee's nonpayment of annual Minimum Rent.

          (d) Changes in Documents. After approval by Lessor and Lessee of the preliminary plans and specifications and the construction bid breakdowns under Sections 3.02(b) and 3.03 hereof, no substantial changes shall be made to the same by Lessor without the written approval of Lessee. In the event Lessee shall, during the course of construction, request changes to be made to the preliminary plans and specifications and construction bid breakdowns previously approved by Lessor and Lessee, such changes shall be subject to the approval of Lessor. Any additional costs incurred on account of such requested and approved changes, together with architectural and other indirect and directly related costs, shall be added to the total estimated costs of Lessor's Improvements under subsection (c) above, and Lessee's liability for payment, if any, shall be in accordance with the provisions set forth in subsection (c)(ii) or (iii) above, as elected by Lessee.

          (e) Excess or Reduced Construction Costs. In the event the actual costs of constructing Lessor's Improvements shall, for any reason whatsoever, other than changes requested by Lessee under subsection (d) above, exceed the total estimated costs thereof under subsection (c) above, Lessor shall pay any and all such excess costs it being understood that Lessee shall not have any obligation or liability with respect thereto. If such actual costs should be less than such total estimated costs, however, Lessee shall have no claim or rights whatsoever against Lessor by reason thereof (including but not limited to any claim for refund or reduction in rent).

          SECTION 3.05. COMPLETION. The Premises shall be deemed completed when
(i) Lessor has substantially completed construction of the Building Shell, Lessee's vault envelope and security devices, and any Lessor's Improvements within the Premises (other than any such work which Lessor determines cannot be performed by Lessor until such time as Lessee completes work in its Premises which has not been included in Lessor's Improvements) and (ii) Lessor gives Lessee written notice of such completion setting forth the date thereof. Until such time as such notification is provided Lessee by Lessor, the right of Lessee to enter upon the Premises shall be solely for the purpose of inspection, measurement and obtaining information necessary for construction of Lessee's work, if any, and the right of possession by Lessee shall not occur until the date upon which Lessor notifies Lessee that it has completed construction of Lessor's Improvements as provided hereinabove. It is agreed that by occupying the Premises as a tenant following completion of all work to be performed therein by Lessor, Lessee formally accepts the same and acknowledges that the Premises are in the condition called for hereunder, except for defects in workmanship or materials. Lessee shall cause Lessee's work, if any, to be performed by a licensed general contractor, or contractors, approved by Lessor, in accordance with working drawings and specifications approved by Lessor.

                       ARTICLE IV. TAXES AND ASSESSMENTS.

          SECTION 4.01.  LESSEE'S OBLIGATION FOR TAXES AND ASSESSMENTS.

          (a) Lessee shall be responsible for, and agrees to pay, prior to delinquency, any and all taxes, assessments, levies, fees and other governmental charges of every kind or nature (hereinafter collectively called "taxes") levied or assessed by municipal, county, state, federal or other taxing or assessing authority upon, against or with respect to (i) the Premises or any leasehold interest therein, (ii) all furniture, fixtures, equipment and any other personal property of any kind owned by Lessee placed, installed or located within, upon or about the Premises, (iii) all alterations, additions or improvements of whatsoever kind of nature, if any, made to the Premises, and (iv) rentals or other charges payable by Lessee to Lessor (such taxes, assessments, levies, fees and other charges being measured as though such rentals and charges were the only income of Lessor subject thereto), irrespective of whether any of the items described in clauses (i) through (iv) above are assessed as real or personal property, and irrespective of whether any of such items are assessed to or against Lessor or Lessee, but expressly excluding any general net income, franchise, inheritance or ad valorem tax levied upon or payable by Lessor. If at any time during the term of this Lease any of such taxes are not levied and assessed separately and directly to Lessee (for example, if the same are levied or assessed to Lessor, or upon or against the Building containing the Premises and the land underlying said Building), Lessee shall pay to Lessor Lessee's proportionate share of all taxes levied or assessed against or with respect to all buildings and land thereunder from time to time constituting the Development; and Lessee's proportionate share shall be that portion thereof which the number of square feet of net rentable area within the Premises bears to the total number of square feet of net rentable area of all buildings from time to time constituting the Development. In the event the ultimate development of the balance of the Development shall consist of substantial industrial, retail or other uses dissimilar to office use, then Lessee shall pay to Lessor Lessee's proportionate share of all taxes levied or assessed against or with respect to all buildings and land thereunder located within the Building Parcel; and Lessee's proportionate share shall be that portion thereof which the number of square feet of net rentable area in the Premises bears to the total number of square feet of net rentable area of the buildings located within the Building Parcel. To the extent that taxes in common facilities are the obligation of Lessee under Section 6.03 hereof, the same shall not be includable in Lessee's proportionate share of taxes levied or assessed against or with respect to buildings and land constituting the Development pursuant to this Section 4.01. The taxes payable by Lessee pursuant to this subsection (a) which are levied or assessed for the fiscal tax year in which the term of this Lease commences and for the fiscal tax year in which the term of this Lease ends shall be prorated.

          (b) Should the United States of America, State of California or any political subdivision thereof or any other governmental authority having jurisdiction (by way of substitution for all or any part of the "taxes" otherwise required to be paid in whole or in part by Lessee pursuant to this
Section 4.01 or Section 6.03, or in addition thereto), either (i) impose a capital levy or a tax, assessment and/or surcharge of any kind or nature upon, against, in connection with or with respect to the rentals or other charges payable to Lessor by Lessee or other tenants in or occupants of the Development or on Lessor's ownership of the Development or any portion thereof or interest therein, other than on the value of real and personal property comprising the Development (but in computing any such levy, tax, assessment or surcharge, the same shall be measured as though said rentals, charges and ownership interest were the only income or property subject thereto) and/or (ii) impose a tax or surcharge of any kind or nature upon, against or with respect to the parking area or the number of parking spaces in the Development, but expressly excluding from either (i) or (ii) above any general net income, franchise, inheritance or ad valorem tax levied upon or payable by Lessor, then, in any such case, such tax, assessment and/or surcharge shall be deemed to constitute a tax and/or assessment against the buildings constituting the Development and Lessee shall pay to Lessor its proportionate share thereof pursuant to this Section 4.01, as billed by Lessor.

          (c) In the event Lessor contests any taxes levied or assessed during the term hereof upon, against or with respect to the Development, or any portion thereof or interest therein, Lessee agrees to pay to Lessor that proportion of all costs incurred by Lessor in connection therewith computed in the manner provided in Section 4.01(a) above.

          (d) Upon Lessor's receipt of assessment notices and/or tax statements or bills covering any or all of the taxes payable by Lessee hereunder for any fiscal tax year, Lessor shall bill Lessee for its proportionate share. The failure of Lessee to pay any tax or other amount payable directly to the taxing authority or to Lessor under this Section 4.01 either prior to delinquency (in the case of taxes payable by Lessee directly to the taxing authority) or within ten (10) days after receipt by Lessee from Lessor of a statement therefor (in all other cases) shall carry with it the same consequences as Lessee's failure to pay rent.

                    ARTICLE V. CONDUCT OF BUSINESS BY LESSEE.

          SECTION 5.01. USE OF PREMISES. Lessee shall use the Premises for the purpose of conducting and carrying on a banking business, for general office purposes, and for uses normally incident to the foregoing, and for no other purpose without the prior written consent of Lessor. Lessee may not, however, sublet the Bank Space for non-banking purposes without the prior consent of Lessor under Section 12.01 hereof.

          SECTION 5.02. OPERATION OF BUSINESS. Lessee agrees to use its best efforts to keep substantially all of the Premises open and occupied during the entire term of this Lease following completion of Lessor's and Lessee's Improvements, unless prevented from doing so because of fire, accident or acts of God, and agrees to conduct its business in a first class and reputable manner. Nothing contained in this Lease shall be construed as implying a covenant on the part of Lessee to maintain its banking business within the Premises during the term of this Lease or any portion thereof, or to keep any portion of the Premises open as a bank during any particular hours or days; it being expressly understood and agreed that such matters shall be determined solely by Lessee.

          Lessee, at Lessee's expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction affecting or applicable to the Premises or the cleanliness, safety, occupancy or use of the same, whether or not any such law, ordinance, order, rule, regulation or requirement is substantial, or foreseen or unforeseen, or ordinary or extraordinary, provided Lessee shall not be required to make any structural alterations or changes to the Premises, except as may be required because of Lessee's operations within the Premises under this Lease. Lessee shall not do or permit anything to be done in or about the Premises, nor bring anything therein, which will in any way conflict with any such law, ordinance, order, rule, regulation or requirement affecting the occupancy or use of the Premises or the Development which is or may hereafter be enacted or promulgated by governmental authorities, or in any way obstruct or interfere with the rights of others, nor shall Lessee use or allow the Premises to be used for any improper, immoral or objectionable purposes. No auction, liquidation, going out of business, fire or bankruptcy sales may be conducted in the Premises. Lessee shall have absolute freedom to determine its own prices and business practices. Lessee will conduct its business in good faith so as not to tend, in Lessor's opinion, to injure the reputation of the Development. Lessee shall not permit noise or odors in the Premises which are objected to by Lessor or by any tenant or occupant of the Development and, upon written notice from Lessor, Lessee shall immediately cease and desist from causing such noise or odor, and failing of which Lessor may deem the same a material breach of this Lease. Lessee shall not permit the operation of any coin operated or vending machines or pay telephones on the Premises, other than in the areas reserved solely for the use of Lessee's employees. Except as to drive-up and walk-up teller facilities, Lessee shall not use the areas adjacent to the Premises for business purposes. Lessee shall not store anything in service or exit corridors. Lessee agrees that all receiving and delivery of goods and merchandise, and all removal of merchandise, supplies, equipment, trash and garbage, and all storage of trash and garbage, shall be made only by way of or in the areas provided therefor by Lessor. Lessee shall not use or permit the use of any portion of the Premises as sleeping quarters, lodging rooms, or for any unlawful purposes. Lessee shall not install any radio or television or other similar device exterior to the Premises and shall not erect any aerial on the roof or exterior walls of any building within the Development.

          SECTION 5.03. CARE OF PREMISES. Lessee, at Lessee's expense, shall at all times keep the Premises (including windows and signs) orderly, neat, safe, clean and free from rubbish and dirt, and shall store all trash, garbage and other solid waste within the Premises. Lessee shall not burn any trash or garbage at any time in or about the Development. Lessor may require the use of solid waste disposal contractors and of pest extermination contractors, at such intervals as Lessor deems appropriate. If Lessor shall provide any services or facilities for solid waste pickup, then Lessee shall be obligated to use the same and shall pay a proportionate share of the cost thereof within ten (10) days after being billed therefor. If Lessor does not provide such services, Lessee shall arrange for the regular pickup of all solid waste.

                          ARTICLE VI. COMMON FACILITIES

          SECTION 6.01. OPERATION AND MAINTENANCE OF COMMON FACILITIES. Lessor agrees to cause to be constructed all common facilities for the Development and, during the term of this Lease, to operate and maintain the same in a good, clean and safe condition and manner, normal wear and tear excepted. Lessee's obligation for its prorata share of operating and maintenance costs for the common facilities shall be as provided in Section 6.03 below. All areas within the exterior boundaries of the Development which are not now or hereafter held for exclusive use by persons entitled to occupy floor space in the Development, shall be deemed "common facilities", including, without limiting the generality of the foregoing, parking areas, driveways, truckways, delivery passages, loading docks, sidewalks, ramps, open and enclosed courts and malls, landscaped and planted areas, central identification signs, bus stops, retaining walls, and other areas and improvements provided by Lessor for the common use of Lessor and tenants and their respective employees and invitees. Lessor may make changes at any time and from time to time in the size, shape, location, number and extent of the common facilities or any of them, and no such change shall entitle Lessee to any abatement of rent; provided, however, that such changes or alterations shall not unreasonably interfere with Lessee's reasonable use and enjoyment of the Premises, and provided further that Lessee shall have the right of prior approval of any changes in the size or shape of the Building Parcel described in Exhibit "B", which approval shall not be unreasonably withheld.

                     SECTION 6.02. USE OF COMMON FACILITIES.

          (a) The use and occupancy by Lessee of the Premises shall include the use of the common facilities in common with Lessor and with all others for which convenience and use the common facilities have been or may hereafter be provided by Lessor, subject, however, to reasonable rules and regulations for the use thereof as prescribed from time to time by Lessor. Lessor shall operate, manage, equip, light, repair, clean and maintain the common facilities in a good, clean and safe condition and manner, except for normal wear and tear. Nothing contained herein shall be deemed to create liability upon Lessor for any damage to motor vehicles of customers or employees or from loss of property from within such motor vehicles. Lessor may temporarily close any common facility for repairs or alterations, to prevent a dedication thereof or the accrual of prescriptive rights therein, or for any other reason deemed sufficient by Lessor.

          (b) Except for those eight parking spaces designated for Lessee's visitors within the areas outlined in blue on Exhibit "A" and such additional spaces and in such locations as Lessee may reasonably determine to be necessary for its banking operations and mutually agreed upon (as to which Lessee may post signs for such use, provided that Lessor shall not be responsible for preventing or supervising any conflicting uses), Lessor shall at all times during the term of this Lease have the sole and exclusive control of the automobile parking areas now or hereafter made available by Lessor for the Building, or the Premises, all exterior stairways, elevators, and all other building areas provided by Lessor for the common use of Lessor and tenants, their employees and invitees, driveways, entrances and exits and the sidewalks, pedestrian passageways and other common facilities, and may at any time and from time to time during the term hereof restrain or restrict any use or occupancy thereof, and may impose reasonable parking charges upon Lessee and its employees with respect thereto, all in accordance with reasonable rules and regulations for the use of such areas established by Lessor from time to time. The rights of Lessee in and to the common facilities shall at all times be subject to the rights of Lessor and the other tenants of Lessor to use the same in common with Lessee, and Lessee shall keep said facilities free and clear of any obstructions created or permitted by Lessee or resulting from Lessee's operations in the Premises. If in the opinion of Lessor, unauthorized persons are using any of said facilities by reason of the presence of Lessee in the Development, Lessee, upon demand of Lessor, shall restrain such unauthorized use by appropriate proceedings. Nothing herein shall affect the right of Lessor at any time to remove any such unauthorized person from the common facilities nor to prohibit the use of any said facilities by unauthorized persons. Lessee and its employees shall park their vehicles only in those portions of the parking areas from time to time designated for that purpose by Lessor. Lessee shall furnish Lessor with a list of its and its employees' vehicle license numbers within fifteen (15) days after taking possession of the Premises and Lessee shall thereafter notify Lessor of any change in such list within five (5) days after such change occurs. Lessee agrees to assume responsibility for compliance by its employees with the parking provisions contained herein. If Lessee or its employees park in other than such designated parking areas then Lessor may charge Lessee, as an additional charge, Ten Dollars ($10.00) per day for each day or partial day each such vehicle is parked in any part of the common facilities other than that designated. Lessee hereby authorizes Lessor to tow away from the Development any vehicle belonging to Lessee or Lessee's employees parked in violation of these provisions, and/or to attach violation stickers or notices to such vehicle. In the event Lessor elects or is required to limit or control parking by customers or invitees of the Development, whether by validation of parking tickets, parking meters or any other method of assessment, or any program for free or reduced cost transportation, Lessee agrees to participate in such validation, assessment or transportation program (as the same pertains to its employees) under such reasonable rules and regulations as are from time to time established by Lessor with respect hereto.

          SECTION 6.03. LESSEE'S PRO RATA SHARE OF EXPENSES.

          (a) Lessee shall pay to Lessor during the term of this Lease, in the manner and at the time provided below, Lessee's proportionate share, as defined below, of all costs and expenses incurred by Lessor in the operation and maintenance of the common facilities described in Section 6.01 hereof, other than those contained within or as part of any building within the Development, including Lessor's costs and expenses of providing the insurance described in
Section 9.02 below as to such common facilities. Such costs and expenses shall include, without limiting the generality of the foregoing, gardening, landscaping, repaving, cost of public liability, property damage, vandalism and malicious mischief, and other insurance, real property taxes (as defined in Section 4.01 but applicable to the common facilities), repairs, painting, lighting, cleaning, trash removal, depreciation of equipment, security, fire protection, and similar items, and an amount equal to fifteen percent (15%) of all such costs and expenses to cover Lessor's administrative and overhead expense. Such costs and expenses shall not include any allowance for depreciation of common facilities, but shall include replacements and all charges, surcharges and other levies of whatsoever nature imposed by, and all costs (whether or not capital in nature) of compliance with the requirements of any federal, state or local governmental agency regulating the environmental, health and safety aspects of the Development.

          (b) The proportionate share of such common facilities, costs and expenses to be paid by Lessee with respect to the developed portion of the total Development from time to time shall be 60% of that proportion thereof which the number of square feet contained in the Building Parcel described in Exhibit "B" attached bears to the total number of square feet in the developed portion of the total Development shown on Exhibit "A". In the event the ultimate development of the balance of the Development shall consist of substantial industrial, retail or other uses dissimilar to general office use, then Lessee shall only be required to pay its proportionate share of the costs and expenses of operating, repairing and maintaining common facilities within the Building Parcel, such proportionate share to be 60% of such costs and expenses.

          Lessee shall pay its proportionate share of such common facilities, costs and expenses as estimated and billed therefor by Lessor, in advance, from time to time, but not more often than monthly. The failure of Lessee to pay any such amount to Lessor within ten (10) days after receipt by Lessee from Lessor of a bill therefor shall carry with it the same consequences as failure to pay rent. Subsequent to the end of each calendar or fiscal year (at Lessor's option), Lessor shall furnish Lessee with a statement of the actual amount of Lessee's proportionate share of such costs and expenses for such period. If the total amount paid by Lessee under this Section 6.03 for any year shall be less than the actual amount due from Lessee for such year as shown on such statement, Lessee shall pay to Lessor the difference between the amount paid by Lessee and the actual amount due, such deficiency to be paid within ten (10) days after the furnishing of such statement, and if the total amount paid by Lessee hereunder for any such year shall exceed such actual amount due from Lessee for such year, such excess shall be credited against the next billing by Lessor of estimated costs and expenses due by Lessee under this
Section 6.03, provided that if such billing is not received within eighty-five
(85) days after the end of such period, then Lessee may thereafter credit such excess against the next installment of rent becoming due from Lessee to Lessor under this Lease.

          ARTICLE VII.  ALTERATIONS, CHANGES AND ADDITIONS

          SECTION 7.01. INSTALLATION BY LESSEE. Lessee shall not make or cause to be made any structural or other substantial alterations, additions or improvements to the Premises, including but not limited to the installation of any signs, partitions, interior or exterior lighting, plumbing fixtures, shades, canopies or awnings, electronic detection devices, antennas, mechanical, electrical or sprinkler systems, or make any changes to the exterior of the Premises without the prior written approval of Lessor, which approval shall not be unreasonably withheld. Lessee shall present to Lessor complete plans and specifications for such work at the time approval is sought. As used herein, "substantial" shall mean an alteration, addition or improvement exceeding in cost the sum of $10,000.

          SECTION 7.02. REMOVAL BY LESSEE. All alterations, decorations, additions and improvements made by Lessee shall be deemed to have attached to the realty and to have become the property of Lessor upon the expiration of the term hereof or upon the expiration of any renewal of the term hereof or upon sooner termination. Lessee shall not remove any of such alterations, decorations, additions and improvements, except that Lessee may designate by written notice to Lessor those removable improvements, trade fixtures, equipment and furnishings (including, but not limited to vault doors, bank counters, safety deposit boxes, bank night depositories, walk-up and drive-up teller facility equipment and fixtures, security devices, and equipment), which Lessee desires to remove at Lessee's expense at the expiration or termination of the Lease, and Lessee shall promptly remove the same and repair any damage to the Premises caused by such removal.

          SECTION 7.03. CHANGES AND ADDITIONS BY LESSOR. Lessor hereby reserves the right at any time, and from time to time, to make alterations or additions to any building in the Development, to construct other buildings and improvements in the Development, to enlarge or reduce the Development and to make alterations therein or additions thereto, to build additional stories on any building or buildings within the Development, to construct decks or elevated parking facilities, and to sell or lease any part of the land comprising the Development for the construction thereon of buildings which may or may not be part of the Development. Lessor reserves the right at any time to relocate any building, parking areas and common facilities, and to add or delete buildings and areas to or from the Development as defined for purposes of this Lease, provided that Lessor shall not unreasonably interfere with Lessee's reasonable use and enjoyment of the Premises except as to temporary inconvenience caused during the course of such work.


                  ARTICLE VIII. MAINTENANCE OF LEASED PREMISES

          SECTION 8.01. LESSOR'S OBLIGATIONS FOR MAINTENANCE. Lessor shall keep and maintain in good repair the roof (including the structural integrity thereof), the exterior surfaces of the exterior walls and structural elements of all buildings (exclusive of doors, door frames, door checks, other entrances, windows and window frames which are not part of common facilities, and suitefronts), exterior stairways, elevators, restrooms within a building but not within the premises of any tenant, subject to Section 8.02 below, and the structural, electrical and mechanical systems (including sprinkler systems, heating, ventilation and air-conditioning) serving the Premises, whether located inside or outside the Premises, and other building areas and improvements provided by Lessor for the common use of Lessee and tenants, their employees and invitees, except that Lessor shall not be called upon to make any such repairs occasioned by the act or negligence of Lessee, its agents, employees, invitees, licensees or contractors. Lessor shall not be called upon to make any other improvements or repairs of any kind upon the Premises and appurtenances, except as may be required under Articles XV and XVI hereof, and nothing contained in this Section 8.01 shall limit Lessor's right to reimbursement from Lessee for maintenance, repair costs and replacement costs conferred elsewhere in this Lease. Except for those costs and expenses to be paid solely by Lessee as provided in Section 8.02(a) below, Lessee shall reimburse Lessor for Lessee's pro rata share of all expenses incurred by Lessor under this Section 8.01. Lessee's pro rata share shall be that proportion of such total expenses which the net rentable area of the Premises bears to the net rentable area of all premises within the Building, and shall be paid upon receipt of Lessor's periodic invoices therefor. Lessor shall have the right to employ or designate any reputable person or firm to perform the service, repair and maintenance functions described in this Section 8.01, and the fees and charges of any person or firm so employed or designated shall be reimbursed to Lessor as above provided.

          SECTION 8.02.  LESSEE'S OBLIGATIONS FOR MAINTENANCE.

          (a) Except as provided in Section 8.01 of this Lease and except for normal wear and tear, Lessee, at Lessee's expense, shall keep and maintain in first-class appearance and in good order, condition and repair as determined by Lessor (including replacement of parts and equipment, if necessary) the Premises and every part thereof and any and all appurtenances thereto wherever located, including, but without limitation, the interior surfaces of the exterior walls, the exterior and interior portion of all doors, door frames, door checks, other entrances, windows, window frames, plate glass, suitefronts, signs, walls, floors and ceilings, and all other work performed by or on behalf of Lessee pursuant to Section 3.01 and Section 7.01 hereof, and all other repairs, replacements, renewals and restorations thereof. In addition, Lessee shall reimburse Lessor or otherwise pay for the costs of repair and maintenance of all sprinkler systems, heating, ventilation, air conditioning and electrical systems, and plumbing and sewage facilities located within the Premises, including free flow up to the main sewer line.

          (b) Lessee shall keep and maintain the Premises in a clean, sanitary and safe condition in accordance with the laws of the State of California and in accordance with all directions, rules and regulations of the health officer, fire marshall, building inspector, or other proper officials of the governmental agencies having jurisdiction, and Lessee shall comply with all requirements of laws, ordinances and regulations pertaining to Lessee's use of and operations within the Premises, all at the sole cost and expense of Lessee (but excluding compliance with any laws, ordinances or regulations requiring structural alterations to the Premises). At the time of the expiration of the tenancy created herein, Lessee shall surrender the Premises in good order, condition and repair, reasonable wear and tear excepted.

          (c) Lessee shall keep the Premises and all other parts of the Development free from any and all liens arising out of any work performed, materials furnished or obligations incurred by or for Lessee, and agrees to bond against or discharge any mechanic's or materialmen's lien within ten (10) days after written request therefor by Lessor. Lessee shall give Lessor at least fifteen (15) days notice prior to commencing or causing to be commenced any work on the Premises (whether prior or subsequent to the commencement of the lease term), so that Lessor shall have reasonable opportunity to file and post notices of non-responsibility for Lessee's work. Lessee shall reimburse Lessor for any and all costs and expenses which may be incurred by Lessor by reason of the filing of any such liens and/or the removal of same, such reimbursement to be made within ten (10) days after receipt by Lessee from Lessor of a statement setting forth the amount of such costs and expenses.

          (d) Lessee, at its own expense, shall install and maintain fire extinguishers and other fire protection devices as may be required from time to time by any agency having jurisdiction and/or by the insurance underwriters insuring the building in which the Premises are located.

          (e) Lessee expressly waives all rights to make repairs at the expense of Lessor as provided for in any statute or law in effect during the term of this Lease.

          (f) In the event that Lessee fails, refuses or neglects to commence and complete repairs promptly and adequately, to remove any lien, to pay any cost or expense, to reimburse Lessor, or otherwise to perform any act or fulfill any obligation required of Lessee pursuant to this Section 8.02, Lessor may, but shall not be required to do so, make or complete any such repairs, remove such lien, pay such cost or perform such act or the like without prior notice to, but at the sole cost and expense of, Lessee; Lessee shall reimburse Lessor for all costs and expenses of Lessor thereby incurred within ten (10) days after receipt by Lessee from Lessor of a statement setting forth the amount of such costs and expenses. The failure by Lessee so to reimburse Lessor within such ten-day period shall carry with it the same consequences as failure to pay rent. Lessor's rights and remedies pursuant to this subsection (f) shall be in addition to any and all other rights and remedies provided under this Lease or at law.

                       ARTICLE IX. INSURANCE AND INDEMNITY

          SECTION 9.01.  LESSEE'S INSURANCE.

          (a) Lessee, at its sole cost and expense, shall, commencing on the date Lessee is given access to the Premises for any purpose, and continuing for the balance of term hereof, procure, pay for and keep in full force and effect:
(i) comprehensive general liability insurance with respect to the Premises and the operations of or on behalf of Lessee in, or on about the Premises, specifically including owned and non-owned automobile liability, personal injury, blanket contractual, owner's protective, broad form property damage and product/completed operations liability coverage (if applicable) for not less than One Million Dollars ($1,000,000.00) combined single limit for bodily injury, death, and property damage liability per occurrence; (ii) worker's compensation coverage as required by law, together with employers liability coverage; (iii) with respect to improvements, alterations, and the like required or permitted to be made by Lessee hereunder, contingent liability and builder's risk insurance, in amounts satisfactory to Lessor; (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as now are or hereafter may be included in a standard special extended coverage endorsement insuring Lessee's leasehold improvements, trade fixtures, furnishings, equipment and other items of personal property of Lessee located on or in the Premises, in an amount equal to not less than ninety percent (90%) of the actual replacement cost thereof; and (v) plate glass insurance, at full replacement value.

          (b) All policies of insurance required to be carried by Lessee pursuant to this Section 9.01 shall be written by responsible insurance companies authorized to do business in the State of California. Any such insurance required of Lessee hereunder may be furnished by Lessee under any blanket policy carried by it or under a separate policy therefor. A copy of each paid up policy evidencing such insurance (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section and containing provisions specified herein, shall be delivered to Lessor prior to the date Lessee is given the right of possession of the Premises, and upon renewals, not less than thirty (30) days prior to the expiration of such coverage. Lessor may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Lessee hereunder.

          (c) Each policy evidencing insurance required to be carried by Lessee pursuant to this Section 9.01 shall contain the following provisions and/or clauses: (i) a cross-liability clause; (ii) a provision that such policy and the coverage evidenced thereby shall be primary and that any coverage carried by Lessor shall be excess insurance and non-contributing with respect to any policies carried by Lessor; (iii) a provision including Lessor and any other parties in interest designated by Lessor as an additional insured; (iv) a waiver by the insurer of any right to subrogation against Lessor, its agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Lessor, its agents, employees or representatives; (v) a severability clause; (vi) a provision that the insurer will not cancel or change the coverage provided by such policy without first giving Lessor thirty (30) days prior written notice.

          (d) Lessee may satisfy any or all of the insurance obligations contained herein by self-insurance; provided, however, that:

               (i) Lessee shall at all times maintain a net worth in excess of Five Million Dollars ($5,000,000);

              (ii) Lessee shall at all times maintain sufficient funds available to provide the same coverages, protection and payments by way of self-insurance as would be provided if Lessee were to obtain the types of insurance pursuant to all other insurance provisions set forth above;

             (iii) Lessee shall provide Lessor at least once annually or whenever reasonably required by Lessor, with certificates of compliance executed by a responsible financial officer of Lessee setting forth the types of coverage or protection then being provided by self-insurance and assuring Lessor of the existence and maintenance of such required net worth and the continuing availability of funds during the full period of any self-insurance;

              (iv) All funds maintained for self-insurance purposes shall be subject to all provisions contained in this

     Lease with respect to the use, application, distribution or other disposition of insurance proceeds; and

               (v) All indemnity, hold harmless and defense provisions contained in this Lease shall be cumulative and in addition to all self-insurance provisions hereof, for the protection of Lessor, its officers, directors, employees, agents and representatives.

          Without the prior written consent of Lessor, the right to self-insure given to Lessee under this subsection (d) shall not be available to any successor or assign of Lessee, other than a parent, subsidiary or surviving corporation to which an assignment of this Lease may be made under Section 12.01(a)(i) and (ii) hereof.


          (e) In the event that Lessee fails to procure, maintain and/or pay for at the times and for the durations specified in this Section 9.01, any insurance required by this Section (including self-insurance as provided above), or fails to carry insurance as required by law or governmental regulation, Lessor may (but without obligation to do so) at any time or from time to time, and without notice, procure such insurance and pay the premiums therefor, in which event Lessee shall repay Lessor all sums so paid by Lessor, together with interest thereon as provided elsewhere herein and any costs or expenses incurred by Lessor in connection therewith, within ten (10) days following Lessor's written demand to Lessee for such payment.

          (f) Lessee shall not carry any stock of goods or do anything in or about the Premises which will in any way tend to increase the insurance rates on the Development, the Premises and/or the building of which they are a part and/or the contents thereof.

          SECTION 9.02. LESSOR'S INSURANCE. Lessor shall, with respect to the Development, keep in full force and effect comprehensive general liability insurance and owner's broad form property damage liability coverage for bodily injury, death and property damage in an amount not less than One Million Dollars ($1,000,000) combined single limit for bodily injury, death and property damage liability per occurrence; and Lessor shall, with respect to the Building of which the Premises are a part, keep in full force and effect insurance against fire, vandalism, malicious mischief and such other additional perils as now are or hereafter may be included in a standard fire and special extended coverage endorsement, in an amount equal to the full insurable value of the Building. Each policy evidencing insurance required to be carried by Lessor pursuant to this Section 9.02 shall contain a waiver by the insurer of any right of subrogation against Lessee, its agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Lessee, its agents, employees or representatives. In addition, Lessor shall have the right, but shall not be required, to provide such other insurance for the Building (if any), with or without deductible and in such amounts and coverages as may be determined by Lessor in Lessor's sole judgment and discretion.

          SECTION 9.03. COVENANT TO HOLD HARMLESS. Lessee covenants to indemnify Lessor, and save it harmless from and against any and all claims, actions, damages, liability and expenses, including attorneys' fees, in connection with loss of life, bodily injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises, or the occupancy or use by Lessee of the Premises or any part thereof, or arising from or out of Lessee's failure to comply with any provision of this Lease or otherwise occasioned wholly or in part by any act or omission of Lessee, its agents, representatives, contractors, employees, servants, customers or licensees; provided, however, that Lessee shall not indemnify Lessor against any loss of life, bodily injury and/or damage to property arising from Lessor's willful acts or active negligence. For the purpose of this Section 9.03, the Premises shall include the common areas adjacent to the same. In case Lessor shall, without fault on its part, be made a party to any litigation commenced by or against Lessee, then Lessee shall protect and hold it harmless and shall pay all costs, expenses and reasonable attorney's fees incurred or paid by Lessor in connection with such litigation. Lessor may, at its option, require Lessee to assume Lessor's defense in any action covered by this Section through counsel satisfactory to Lessor.

          SECTION 9.04. EXEMPTION OF LESSOR. Lessor shall not be liable for injury or damage which may be sustained by the person, goods, wares, merchandise or property of Lessee, its employees, invitees or customers or any person in or about the Premises caused by or resulting from fire, steam, electricity, gas, water or rain, which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the same, whether the said damage or injury results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, or from other sources, except as to Lessor's willful acts or active negligence. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant of the Development.

          SECTION 9.05. WAIVER OF SUBROGATION. Each party hereto does hereby waive, remise, release and discharge the other party hereto and any officer, agent, employee or representative of such other party, of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance (permitting waiver of subrogation) is carried or required to be carried by such party under the provisions of this Lease.

                           ARTICLE X. UTILITY CHARGES

          SECTION 10.01. UTILITY CHARGES. Lessee shall pay all charges for gas, water, sewer, electricity, telephone and other utility services used in the Premises during the term of this Lease. If any such charges are not paid when due Lessor may pay the same, and any amount so paid by Lessor shall thereupon become due to Lessor from Lessee as additional rent. To the extent that any such utility service to the Premises is not separately metered or billed to Lessee, Lessee shall reimburse Lessor monthly for Lessee's proportionate share of the total charge for such utility service to all premises served in common with the Premises as provided in Section 8.02 above. If Lessor reasonably determines that Lessee's usage of any utility service so provided in common with other premises is excessive, whether due to longer than normal hours of operation, equipment other than normal office machines, or otherwise, then Lessor may establish an additional charge to be paid by Lessee for such excessive use. If Lessor shall elect to furnish any utility services to the Premises, Lessee shall purchase its requirements thereof from Lessor so long as the rates charged therefor by Lessor do not exceed those which Lessee would be required to pay if such services were furnished it directly by a public utility. Lessor shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished the Premises, except where such failure or interruption is due to Lessor's willful acts or active negligence, and no such failure or interruption shall entitle Lessee to terminate this Lease, or to an abatement of the annual Minimum Rent, additional rent or other charges due hereunder.


                    ARTICLE XI. OFF-SET STATEMENT, ATTORNMENT
                                AND SUBORDINATION

          SECTION 11.01. OFF-SET STATEMENT. Lessee shall, at any time and from time to time upon not less than ten (10) days' prior written notice from Lessor, execute, acknowledge and deliver to Lessor a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the annual Minimum Rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Lessee's knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such defaults if any are claimed. Any such statement may be relied upon by any prospective purchaser or encumbrancer of the Premises or of all or any portion of the real property of which the Premises are a part. Lessee's failure to deliver such statement within such time shall be conclusive upon Lessee (i) that this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) that there are not uncured defaults in Lessor's performance, and (iii) that not more than one month's rent has been paid in advance.

          SECTION 11.02. ATTORNMENT. In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of exercise of the power of sale under, any mortgage and/or deed of trust made by Lessor, covering the Premises, or in the event Lessor sells, conveys or otherwise transfers its interest in the Premises, Lessee hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Lessee attorns to, such successor in interest and recognizes such successor as the Lessor under this Lease.

          SECTION 11.03. SUBORDINATION. Lessee agrees that this Lease shall, at the request of the Lessor, be subordinate to any mortgages or deeds of trust that may hereafter be placed upon the Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided the mortgagees or beneficiaries named in said mortgages or trust deeds shall agree to recognize the interest and rights of Lessee under this Lease and not to disturb Lessee's possession of the Premises in the event of foreclosure, whether by judicial proceeding or by exercise of power of sale, if Lessee is not then in default hereunder. Lessee also agrees that any mortgage or beneficiary may elect to have this Lease constitute a prior lien to its mortgage or deed of trust, and, in the event of such election and upon notification by such mortgagee or beneficiary to Lessee to that effect, this Lease shall be deemed prior in lien to such mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. Lessee agrees that upon the request of Lessor, or any mortgagee or beneficiary, Lessee shall execute whatever instruments may be required to carry out the intent of this Section 11.03.

          SECTION 11.04. REMEDIES. Failure of Lessee to execute any statements or instruments necessary or desirable to effectuate the foregoing provisions of
Section 11.03 within ten (10) days after written request so to do by Lessor, shall constitute a breach of this Lease. In the event of such failure, Lessor, in addition to any other rights or remedies it might have, shall have the right, by not less than ten (10) days notice to Lessee to declare this Lease terminated and the term ended, in which event this Lease shall cease and terminate on the date specified in such notice; upon such termination Lessee shall vacate and surrender the Premises, but shall remain liable as provided in this Lease by reason of said breach.


                     ARTICLE XII. ASSIGNMENT AND SUBLETTING

          SECTION 12.01.  ASSIGNMENT AND SUBLETTING.

          (a)  Prohibition and Exceptions.

          Notwithstanding any provision herein to the contrary or reference herein to concessionaires or subtenants or otherwise, neither Lessee nor any trustee, receiver or other successor to Lessee may assign or in any manner transfer this Lease or any estate or interest therein, or sublet the Premises or any part or parts thereof or any right or privilege appurtenant thereto, or allow anyone to conduct business at, upon or from the Premises (whether as franchisee, licensee, permittee, subtenant, operator or otherwise), or to come in, by, through or under it, in all cases either by voluntary or involuntary act or by operation of law or otherwise, without the prior written consent of Lessor. Lessor has entered into this Lease with Lessee in order to obtain for the benefit of the entire Development the unique attraction of Lessee's trade name set forth in
Item 1 of the Basic Lease Provisions and the services associated with Lessee's business as described in Item 3 of the Basic Lease Provisions, and the foregoing restriction on assignment or subletting is expressly agreed to by Lessee in consideration of that fact. If Lessee is a corporation which, under the then current guidelines published by the Commissioner of Corporations of the State of California, is not deemed a public corporation, or is an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of twenty-five percent (25%) (other than by transfer (i) to the parent of Lessee or any subsidiary of Lessee or Lessee's parent or (ii) to a corporation into which Lessee may merge or consolidate provided that the surviving corporation shall have a net worth at least equal to Lessee), whether in one transaction or a series of transactions, shall be deemed an assignment within the meaning and provisions of this Article XII. Lessee agrees to reimburse Lessor for Lessor's reasonable costs and attorney's fees incurred in connection with the processing and documentation of any such requested assignment, subletting, transfer, change of ownership or hypothecation of this Lease or Lessee's interest in and to the Premises.

          (b)  Required Information.

          If Lessee desires at any time to assign this Lease or to sublet the Premises or any portion thereof, Lessee shall first notify Lessor of its desire to do so and shall submit in writing to Lessor: (i) the name of the proposed subtenant or assignee; (ii) the nature of the proposed subtenant's or assignee's business to be carried on in the Premises; (iii) the terms and provisions of the proposed sublease or assignment; and (iv) such reasonable information as Lessor may request concerning the proposed subtenant or assignee, including, but not limited to, a balance sheet of the proposed subtenant or assignee as of a date within ninety (90) days of the request for Lessor's consent, statements of income or profit and loss of the proposed subtenant or assignee for the two-year period preceding the request for Lessor's consent and a written statement in reasonable detail as to the business experience of the proposed subtenant or assignee during the five (5) years preceding the request for Lessor's consent.

          (c)  Elections of Lessor.

          At any time within thirty (30) days after Lessor's receipt of the information specified in Section 12.01 (b) above, Lessor may, by written notice to Lessee, elect to (i) consent to the subletting or assignment upon the terms and to the subtenant or assignee proposed; (ii) refuse to give its consent, specifying in reasonable detail the reason(s) therefor; (iii) sublease the Premises or the Lessee's leasehold estate hereunder or such part thereof as shall be specified in said notice upon the same financial terms (excluding terms relating to merchandise, inventory, supply contracts, the use of Lessee's name or the continuation of Lessee's business) as those offered to the proposed subtenant or assignee, as the case may be; or (iv) terminate this Lease as to the portion (up to all) of the Premises so proposed to be subleased or assigned with a proportionate abatement in the rent payable hereunder. Unless Lessor exercises its rights under clauses (iii) or (iv) above, Lessor shall not unreasonably withhold its consent provided that the occupancy resulting therefrom will not violate any rights theretofore given to any other tenant of the Development and that substantially the same class and quality of management and financial soundness is maintained and will continue to be furnished in a manner compatible with the high standards contemplated under this Lease, and, provided, further, at each and every covenant, condition or obligation imposed upon Lessee by this Lease and each and every right, remedy or benefit afforded Lessor by this Lease, is not thereby impaired or diminished. If Lessor consents to such assignment or subletting, Lessee may thereafter within ninety (90) days after the expiration of said thirty (30) day period enter into a valid assignment or sublease of the Premises or portion thereof, upon the terms and conditions described in the information required to be furnished by Lessee to Lessor pursuant to Section 12.01(b) above or other terms not less favorable to Lessee, provided, however, that any material change in the terms of such subletting or assignment from those approved by Lessor shall be subject to Lessor's consent as provided in this Section 12.01.

          (d)  No Release From Liability.

          No subletting or assignment, even with the consent of Lessor, shall relieve Lessee of its obligation to pay the rent and to perform all of the other obligations to be performed by Lessee hereunder. The acceptance by Lessor of any payment due hereunder from any other person shall not be deemed to be a waiver by Lessor of any provision of this Lease or to be a consent to any assignment or subletting. Consent by Lessor to one or more assignments of this Lease or to one or more sublettings of the Premises shall not operate to exhaust Lessor's rights under this Article XII.

          (e)  Right to Sublease Office Space.

          Notwithstanding the provisions set forth above in this Article XII, Lessee may sublease all or any portion of the Office Space (but not the Bank Space) contained within the Premises from time to time, without the prior written approval of Lessor, provided that each sublease meets the following criteria:

               (i) The sublease is upon a standard form approved in advance in writing by Lessor, or any changes or deviations from such standard form have been approved in advance in writing by Lessor;

              (ii) Each sublease provides rent on a proportionate square footage basis at least equal to rent hereunder or, if such rent on a proportionate square footage basis is not at least equal to the rent hereunder, Lessor approves the proposed use to which the Premises would be put and quality of tenant (exclusive of financial suitability) after Lessee has provided the information described in (v) below. In no event shall any such sublease relieve Lessee of responsibility of full performance as to all terms, covenants and conditions of this Lease with respect to such subleased area, including, without limitation, full payment by Lessee to Lessor of the applicable annual Minimum Rental then existing as provided herein;

             (iii) Each sublease shall contain a provision that all plans and specifications for tenant improvements within the interior of the subleased area, and all structural alterations, modifications or repairs, shall be subject to the prior approval of Lessor;

              (iv) Each sublease shall include a provision permitting Lessor, at its option, either to require attornment by sublessee or termination of the sublease in the event of default by Lessee hereunder;

               (v) Prior to executing any such sublease, Lessee shall identify in reasonable detail, on a form submitted or approved by Lessor, the name of the prospective sublessee, its principal place of business and mailing address, the nature and extent of its business, and its principals; and

              (vi) Promptly upon such subletting, Lessee shall provide Lessor with a copy of the fully executed sublease.


                               ARTICLE XIII. WASTE

          SECTION 13.01. WASTE OR NUISANCE. Lessee shall not commit or suffer to be committed any waste upon the Premises, and shall not place a load upon any floor of the Premises which exceeds the floor load per square foot which such floor was designed to carry. Lessee shall not commit or suffer to be committed any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant of the Development. Lessee shall not use or permit to be used any medium that might constitute a nuisance, such as loud speakers, sound amplifiers, phonographs, radios, televisions, or any other sound producing or other device which will carry sound or odors outside the Premises. Lessee agrees that business machines and mechanical equipment used by Lessee which cause vibration or noise that may be transmitted to the Building or buildings comprising the Development, to such a degree as to be reasonably objectionable to Lessor or to any tenant shall be placed and maintained by Lessee at its expense in setting of cork, rubber or spring-type vibration isolators sufficient to eliminate such vibrations or noise.


                         ARTICLE XIV. SIGNS; ADVERTISING

          SECTION 14.01. SIGNS, ADVERTISING. Lessee shall have the right to affix a sign to the exterior surface of the Premises and to place a monument sign on the Building Parcel, which signs Lessee shall maintain in good condition and repair during the entire term of this Lease. Said signs shall be in substantially the location and of substantially the character, design and size depicted on Exhibit F hereto, and shall otherwise conform to the general criteria for signs established by Lessor. Except as hereinabove mentioned, Lessee shall not, without the prior consent of Lessor, which consent will not be unreasonably withheld, place or cause to be placed, erected or maintained on any exterior door, wall, window or the roof of the Premises, or on the glass of any window or door of the Premises, or on any sidewalk or other location outside the Premises, or within any display window space in the Premises , or within twelve
(12) inches of the front of the leaseline of the Premises, whether or not there is display window space in the Premises, or within any entrance to the Premises, any sign, decal, placard, decoration, flashing, moving or hanging lights, lettering or any other advertising matter of any kind or description; if Lessee places or causes to be placed or maintained any of the foregoing without the required consent of Lessor, the same may be removed by Lessor or Lessor's representative without notice and without such removal constituting a breach of this Lease or entitling Lessee to claim damages on account thereof. Lessor acknowledges that Lessee intends to place on entrance doors to the Premises, on walk-up facilities and night depositories, and on or in the location of drive-up teller facilities, signs pertaining to (i) identification of entrances and exits, (ii) hours of operation, (iii) instructions with respect to operation of walk-up and drive-up teller facilities and night depositories and (iv) information required by state and federal regulatory authorities; and Lessor agrees that it will not unreasonably withhold its consent to such signs.

          No symbol, design, name, mark or insignia adopted by Lessor for the Development shall be used by Lessee without the prior written consent of Lessor. No illuminated sign located in the interior of the Premises and which is visible from the outside thereof shall be permitted without the prior written approval of Lessor. All signs located in the interior of the Premises shall be in good taste so as not to detract from the general appearance of the Premises and Development. Lessee shall not, without the prior written approval of Lessor, display or sell merchandise in, or otherwise obstruct, any area outside of the Premises, nor solicit business in the parking or other common areas, nor distribute any hand bills or other advertising matter in the parking area or in other common areas.

          SECTION 14.02. ADVERTISED NAME AND ADDRESS. Lessee shall use the name of the Development as its advertised business address. Lessee shall not use the name of the Development for any purpose other than as the address of the business to be conducted by Lessee in the Premises, and Lessee shall not acquire any property right in or to any name which contains said word combination as a part thereof. Any permitted use by Lessee of the name of the Development during the term of this Lease shall not permit Lessee to use, and Lessee shall not use, such words either after the termination of this Lease or at any other location.

                   ARTICLE XV. DESTRUCTION OF LEASED PREMISES

          SECTION 15.01. RECONSTRUCTION OF DAMAGED PREMISES.

          (a) If the Premises shall be partially or totally destroyed by fire or other casualty, then the damage to the Premises shall be promptly repaired by Lessor (unless Lessor shall elect not to rebuild as hereinafter provided), whereupon, until the damage is so repaired, the annual Minimum Rent shall be abated based on the extent to which such damage deprives Lessee of or interferes with Lessee's reasonable use and enjoyment of the Premises or any portion thereof. In no event shall Lessor be required to repair or replace Lessee's merchandise, trade fixtures, furnishings or equipment.

          (b) If (i) more than thirty-five percent (35%) of the Floor Area of the Building in which the premises are located shall be damaged or destroyed by fire or other casualty, (ii) during the last three (3) years of the term hereof, more than fifteen percent (15%) of the Floor Area of the Premises or of the Building in which the Premises are located shall be damaged or destroyed by fire or other casualty, or (iii) all or any part of the Development or said Building or the Premises are damaged or destroyed at any time by the occurrence of any risk not fully insurable against under the standard form of fire and extended coverage insurance policy in use in Orange County, California, then Lessor may elect either to repair or restore the Building and/or Premises, as the case may be, or, at its sole option, to terminate this Lease by giving written notice to Lessee of Lessor's election to so terminate, such notice to be given within ninety (90) days after the occurrence of such damage or destruction. If Lessor is required or elects to repair or restore, Lessee, at Lessee's sole cost, shall repair or replace Lessee's leasehold improvements, trade fixtures, furnishings and equipment in a manner and to at least a condition equal to that prior to the damage or destruction thereof. During the making of such repairs and restoration by Lessor, the annual Minimum Rent shall be equitably abated based on the extent to which such damage or destruction deprives Lessee of the reasonable use and enjoyment of all or any portion of the Premises.


                           ARTICLE XVI. EMINENT DOMAIN

          SECTION 16.01. TOTAL CONDEMNATION OF PREMISES. If the whole of the Premises shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such a taking, then the term of this Lease shall cease as of the day possession shall be taken by such public authority, and the rent shall be paid up to that day with a proportionate refund by Lessor of such rent and other charges as may have been paid in advance for a period subsequent to the date of the taking.

          SECTION 16.02. PARTIAL CONDEMNATION. (a) If less than the whole but more than twenty percent (20%) of the Premises or more than twenty percent (20%) of the common facilities shall be so taken under eminent domain, or sold to public authority under threat or in lieu of such a taking, Lessee shall have the right either to terminate this Lease and declare the same null and void as of the day possession is taken by public authority, or, subject to Lessor's right of termination as set forth in Section 16.02(b), to continue in the possession of the remainder of the Premises. Lessee shall notify Lessor in writing within ten (10) days after such taking of Lessee's intention either to terminate this Lease or to continue in possession of the remainder of the Premises. In the event Lessee elects to remain in possession, all of the terms herein provided shall continue in effect, except that as of the day possession is taken by public authority, the annual Minimum Rent shall be reduced in proportion to the amount of the Premises taken. Thereafter, Lessor shall, at its own cost and expense, make all the necessary repairs or alterations to the Building and Premises, so as to constitute the remaining Premises a complete architectural unit, and Lessee, at Lessee's sole cost, shall similarly act with respect to Lessee's improvements, trade fixtures, furnishings and equipment.

          (b) If twenty percent (20%) or less of the Premises shall be so taken, the Lease term shall cease only with respect to the part so taken as of the day possession shall be taken by such public authority, and Lessee shall pay rent up to that day, with appropriate refund by Lessor of such rent and other charges as may have been paid in advance for a period subsequent to the date of the taking; and thereafter the annual Minimum Rent shall be reduced in proportion to the amount of the Premises taken. Lessor shall, at its expense, make all necessary repairs or alterations to the Building and Premises, so as to constitute the remaining Premises a complete architectural unit, and Lessee, at Lessee's sole cost, shall similarly act with respect to Lessee's improvements, trade fixtures, furnishings and equipment.

          (c) If more than fifty percent (50%) of the Building in which the Premises are located, or more than fifty percent (50%) of the Premises, or more than fifty percent (50%) of the common facilities, shall be taken under power of eminent domain, or sold to public authority under threat or in lieu of such a taking, Lessor may, by written notice to Lessee delivered on or before the tenth
(10th) day following the date of surrendering possession to the public authority, terminate this Lease as of the day possession is taken by public authority. The rent shall be paid up to the day possession is taken by the public authority, with an appropriate refund by Lessor of such rent and other charges as may have been paid in advance for a period subsequent to that date.

          SECTION 16.03. LESSOR'S AND LESSEE'S DAMAGES. All damages awarded for such taking under the power of eminent domain or sale under threat or in lieu of such a taking, whether for the whole or in a part of the Premises, shall belong to and be paid to Lessor, except that Lessee shall be entitled to receive from the award the following:

          (a) A sum attributable to improvements or alterations made to the Premises by or at the cost of Lessee;

          (b) A sum attributable to any excess of the market value of the Premises, exclusive of improvements or alterations for which Lessee is compensated under this Section 16.03, for the remainder of the term, over the present value at the date of taking of the annual Minimum Rent payable for the remainder of the term of this Lease; and

          (c) A sum attributable to that portion of the award constituting severance damages for the restoration of any improvements, alterations and trade fixtures made to the Premises by or at the cost of Lessee.


                        ARTICLE XVII. DEFAULTS; REMEDIES

          SECTION 17.01. DEFAULTS. The occurrence of any one or more of the following events shall constitute a default hereunder by Lessee:

          (a) The abandonment of the Premises by Lessee. Abandonment shall mean any absence by Lessee from the Premises for five (5) days or longer while in default of any provision of this Lease.

          (b) The failure by Lessee to make any payment of rent, additional rent or other payment required to be made by Lessee hereunder, as and when due, where such failure continues for at least ten (10) days after written notice thereof by Lessor to Lessee; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161, et seq., as amended.

          (c) The failure by Lessee to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Lessee, other than as specified in (a) or (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Lessor to Lessee; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 as amended;

provided further, that if the nature of Lessee's default is such that more than thirty (30) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee shall commence such cure within said thirty
(30) day period and thereafter diligently prosecute such cure to completion.

          (d) Lessee's (i) application for, consent to, or suffering of, the appointment of a receiver, trustee or liquidator or all or for a substantial portion of its assets; (ii) making a general assignment for the benefit of creditors; (iii) admitting in writing its inability to pay its debt or its willingness to be adjudged a bankrupt; (iv) becoming unable to or failing to pay its debts as they mature; (v) being adjudged a bankrupt; (vi) filing a voluntary petition or suffering an involuntary petition under any bankruptcy, arrangement, reorganization or insolvency law (unless in the case of involuntary petition, the same is dismissed within thirty (30) days of such filing); (vii) convening a meeting of its creditors or any class thereof for purposes of effecting a moratorium, extension or composition of its debts; or (viii) suffering or permitting to continue unstayed and in effect for ten (10) consecutive days any attachment, levy, execution or seizure of all or a substantial portion of Lessee's assets or of Lessee's interest in this Lease.

          SECTION 17.02.  REMEDIES.

          (a) In the event of any default by Lessee as defined herein, Lessor may exercise the following remedies:

               (1) Terminate Lessee's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee:

               (i) The worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination;

               (ii) The worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such loss that Lessee proves could have been reasonably avoided;

               (iii) The worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such loss that Lessee proves could be reasonably avoided; and

               (iv) Any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the

     Premises, reasonable attorneys' fees, and any other reasonable costs.

          The "worth at the time of award" of the amounts referred to in subparagraphs (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the dates such amounts accrued to Lessor. The worth at the time of award of the amount referred to in subparagraph (iii) above shall be computed by discounting such amount at one (1) percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

               (2) Without terminating or affecting a forfeiture of this Lease or otherwise relieving Lessee of any obligation hereunder, in the absence of express written notice of Lessor's election to do so, Lessor may, but need not, relet the Premises or any portion thereof at any time or from time to time and for such terms and upon such conditions and rental as Lessor in its sole discretion may deem proper. Whether or not the Premises are relet, Lessee shall pay to Lessor all amounts required by Lessee hereunder up to the date that Lessor terminates Lessee's right to possession of the Premises. Such payments by Lessee shall be due at the times provided in this Lease, and Lessor need not wait until the termination of this Lease to recover them by legal action or in any other manner. If Lessor relets the Premises or any portion thereof, such reletting shall not relieve Lessee of any obligation hereunder, except that Lessor shall apply the rent or other proceeds actually collected by it for such reletting against amounts due from Lessee hereunder to the extent such proceeds compensate Lessor for non-performance of any obligation of Lessee hereunder. Lessor may execute any lease made pursuant hereto in its own name, and the Lessee thereunder shall be under no obligation to see to the application by Lessor of any proceeds to Lessor, nor shall Lessee have any right to collect any such proceeds. Lessor shall not by any re-entry or other act be deemed to have accepted any surrender by Lessee of the Premises or Lessee's interest therein, or be deemed to have terminated this Lease, or to have relieved Lessee of any obligation hereunder, unless Lessor shall have given Lessee express written notice of Lessor's election to do so as set forth herein.

               (3) Lessor may terminate this Lease by express written notice to Lessee of its election to do so. Such termination shall not relieve Lessee of any obligation hereunder which has accrued prior to the date of such termination. In the event of such termination, Lessor shall be entitled to recover from Lessee the amounts determined pursuant to paragraph (1) above.

          (b) Lessor shall be under no obligation to observe or perform any covenant of this Lease on its part to be observed or performed which accrues after the date of any default by Lessee hereunder.

          (c) In any action for unlawful detainer commenced by Lessor against Lessee by reason of any default hereunder, the reasonable rental value of the Premises for the period of the unlawful detainer shall be deemed to be the amount of rent, additional rent and other charges reserved in this Lease for such period, unless Lessor or Lessee shall prove to the contrary by competent evidence.

          (d) The rights and remedies reserved to Lessor herein, including those not specifically described, shall be cumulative, and, except as provided by California statutory law in effect at the time, Lessor may pursue any or all of such rights and remedies at the same time or otherwise.

          (e) No delay or omission of Lessor to exercise any right or remedy shall be construed as a waiver of any such right or remedy or of any default by Lessee hereunder. The acceptance by Lessor of rent or any additional rent hereunder shall not be a waiver of any preceding breach or default by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent or any additional rent accepted, regardless of Lessor's knowledge of such preceding breach or default at the time of acceptance of such rent or any additional rent, or a waiver of Lessor's right to exercise any remedy available to Lessor by virtue of such breach or default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Lessee of Lessee's estate shall not waive or cure a default under
Section 17.01(d) hereof.

          SECTION 17.03. LEGAL EXPENSES. If either party incurs any expense, including reasonable attorneys' fees, in connection with any action or proceeding instituted by either party by reason of any default or alleged default of the other party hereunder, the party prevailing in such action or proceeding shall be entitled to recover its reasonable expenses from the other party. For purposes of this Section 17.03, in any unlawful detainer or other action or proceeding instituted by Lessor based upon any default or alleged default by Lessee hereunder, Lessor shall be deemed the prevailing party if (a) judgment is entered in favor of Lessor or (b) prior to trial or judgment Lessee shall pay all or any portion of the rent and charges claimed by Lessor, eliminate the condition(s), cease the act(s) or otherwise cure the omission(s) claimed by Lessor to constitute a default by Lessee hereunder.


                         ARTICLE XVIII. ACCESS BY LESSOR

          SECTION 18.01. RIGHT OF ENTRY. Lessor and its agents shall have free access to the Premises (other than vaults or similar high security areas therein) during all reasonable hours for the purposes of examining the same to ascertain if they are in good repair, making reasonable repairs or installations which Lessor may be required or permitted to make hereunder and exhibiting the same to prospective purchasers or tenants.

                            ARTICLE IX. HOLDING OVER

          SECTION 19.01. HOLDING OVER. Any holding over after the expiration of the term hereof with the consent of Lessor shall be construed to be a tenancy from month to month (at 150% of the highest monthly rental herein specified, including adjustments applicable at the date of expiration), and shall otherwise be on the same terms and conditions herein specified.


                        ARTICLE XX. RULES AND REGULATIONS

          SECTION 20.01. RULES AND REGULATIONS. Lessee agrees to comply with and observe the rules and regulations set forth in Exhibit "E" attached hereto, as well as such reasonable rules and regulations as may hereafter be established by Lessor from time to time, provided the same shall apply uniformly to all tenants of the Building. Lessee's failure to keep and observe said rules and regulations shall constitute a breach of the terms of this Lease in the same manner as if the rules and regulations were contained herein as covenants. In the case of any conflict between said rules and regulations and this Lease, this Lease shall be controlling.


                          ARTICLE XXI. QUIET ENJOYMENT

          SECTION 21.01. LESSOR'S COVENANT. Upon payment by Lessee of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Lessee's part to be observed and performed, Lessee shall peaceably and quietly hold and enjoy the Premises, for the term hereby demised and subject to all of the terms and conditions hereof, without hindrance or interruption by Lessor or any other person or persons lawfully or equitably claiming by, through or under Lessor.


                           ARTICLE XXII. MISCELLANEOUS

          SECTION 22.01. WAIVER. One or more waivers of any covenant or condition by Lessor shall not be construed as a waiver of any subsequent breach of the same covenant or condition, and the consent or approval by Lessor to or of any act by Lessee requiring Lessor's consent or approval shall not be deemed to render unnecessary Lessor's consent or approval to or of any subsequent similar act by Lessee. No breach by Lessee of a covenant or condition of this Lease shall be deemed to have been waived by Lessor unless such waiver is in writing signed by Lessor. The rights and remedies of Lessor under this Lease shall be cumulative and in addition to any and all other rights and remedies which Lessor has or may have.

          SECTION 22.02. ENTIRE AGREEMENT. This Lease and the Exhibits hereto cover in full each and every agreement of every kind or nature whatsoever between the parties hereto concerning the

Premises, the Building and the Development, and all preliminary negotiations and agreements of whatsoever kind with respect to the Premises, the Building and the Development, except those contained herein, are superseded and of no further force or effect; no person, firm or corporation has at any time had any authority from Lessor to make any representations or promises on behalf of Lessor and Lessee expressly agrees that if any such representations or promises have been made by Lessor or others, Lessee hereby waives all right to rely thereon. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statute, law, or custom to the contrary notwithstanding. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

          SECTION 22.03. RELATIONSHIP OF PARTIES, USE OF PRONOUNS. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Lessor and Lessee. Whenever herein the singular number is used the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

          SECTION 22.04. DELAYS. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any work or in performance any act required hereunder by reason of: strikes; lockouts; labor troubles; inability to procure materials, labor or energy; failure of power; disruption, reduction, interruption, curtailment or failure of utility, solid waste disposal or other services; restrictive governmental laws or regulations or other actions; court injunctions; voluntary or involuntary participation, at the request of a governmental agency or otherwise, in any plan or program involving allocations, priorities, limitations or restraints regarding water, fuel or other energy, or otherwise; riots; insurrection; war; fires; floods; earthquakes; storms; droughts; other acts of God; or any other reason of a similar or dissimilar nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then the performance of such work or the doing of such act shall be excused for the period of the delay, and the period for the performance of any work or the doing of such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 22.04 shall not operate to excuse Lessee from prompt payment of annual Minimum Rent or any other payments required by the terms of this Lease. Further, neither (i) Lessor's reduction of heat, light, air conditioning, or any other services whatsoever to the Building because of any similar or dissimilar event constituting a cause of excusable delay hereunder nor (ii) the occurrence of any event constituting a cause for excusable delay, shall relieve Lessee from its obligations under Article V of this Lease.

          SECTION 22.05. NOTICES. Any notice required or permitted to be given hereunder shall be in writing and may be served personally or by mail; if served by mail it shall be addressed as specified in Item 11 of the Basic Lease Provisions. Any notice so given by mail shall be deemed effectively given when deposited in the United States mail registered or certified, postage prepaid and addressed as specified above. Either party may be written notice to the other party specify a different address for notice purposes.

          SECTION 22.06. CAPTIONS AND SECTION NUMBERS. The captions, section numbers, article numbers, and index appearing in this Lease are inserted only as a mater of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

          SECTION 22.07. BROKER'S COMMISSION. Lessee warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease except as specifically stated to the contrary in Item 10 of the Basic Lease Provisions. Lessor and Lessee each agrees to indemnify the other party and hold it harmless from all liabilities arising from any claim by any other broker or finder allegedly representing the indemnifying party, including, without limitation, the cost of attorneys' fees in connection therewith. Such agreement shall survive the termination of this Lease.


          SECTION 22.08. RECORDING. Lessor represents and warrants to Lessee that no portion of the Building or the land on which the Building is to be located is presently subject to any mortgage or deed of trust and agrees that before any such mortgage or trust deed is executed or recorded with respect to the Building and/or said land, Lessor and Lessee shall execute and record a "short form" or memorandum of this Lease in form and substance reasonably satisfactory to both parties.

          SECTION 22.09. FURNISHING OF FINANCIAL STATEMENTS. Lessee shall furnish Lessor, from time to time, with its published annual report, including financial statements reflecting Lessee's current financial condition.

          SECTION 22.10. TRANSFER OF LESSOR'S INTEREST. Subject to Section 23 hereof, Lessor may assign, hypothecate, or otherwise transfer all or any portion of Lessor's interest in this Lease, the Premises, the Building or the Building Parcel without Lessee's consent. In the event of any transfer or transfers of Lessor's interest in the Premises, including a so-called sale-leaseback, the transferor shall be automatically relieved of any and all obligations on the part of Lessor accruing under this Lease from and after the date of such transfer, provided that the interest of the transferor, as Lessor, in any funds then in the hands of Lessor in which Lessee has an interest shall be turned over, subject to such interest, to the then transferee and the transferee assumes all obligations on the part of Lessor accruing under this Lease from and after the date of such transfer. No holder of a mortgage and/or deed of trust to which this Lease is or may be subordinate, and no lessor under a so-called saleleaseback, shall be responsible in connection with the security deposited hereunder, unless such mortgagee or holder of such deed of trust or lessor shall have actually received the security deposited hereunder.

          SECTION 22.11. FLOOR AREA. "Floor Area" as used in this Lease means, with respect to any leasable area in the Development, the aggregate number of square feet of floor space of the ground floor level therein, including mezzanine space (if any), measured from (i) the outside faces of all perimeter walls thereof other than any party wall separating such premises from other leasable premises, (ii) the centerline of any such party wall, (iii) the outside face of any interior wall, and (iv) the building and/or lease line adjacent to any entrance to such premises. No deduction or exclusion from Floor Area shall be made by reason of columns, ducts, or other interior construction or equipment within the leasable area. "Net rentable" area or square feet as used in this Lease shall include the Floor Area, exclusive of any common areas serving the entire Building, such as public stairways, lobbies and the like.

          SECTION 22.12. ACCORD AND SATISFACTION. No payment by Lessee or receipt by Lessor of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Lessor shall accept such check or payment without prejudice to Lessor's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

          SECTION 22.13. EXECUTION OF LEASE: NO OPTION. The submission of this Lease to Lessee shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Lessee to lease, or otherwise create any interest by Lessee in, the Premises. Execution of this Lease by Lessee and return to Lessor shall not be binding upon Lessor notwithstanding any time interval, until Lessor has in fact executed and delivered this Lease to Lessee.

          SECTION 22.14. CONTROLLING LAW. This Lease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by the law.

          SECTION 22.15. SUCCESSORS. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and assigns of the parties; and if there shall be more than one Lessee, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Lessee unless the assignment to such assignee has been approved by Lessor in writing as provided in Section 12.01 hereof.

          SECTION 22.16. SPECIFIC PERFORMANCE OF LESSOR'S RIGHTS. Nothing contained in this Lease shall be construed as or shall have the effect of abridging the right of Lessor to obtain specific performance of any and all of the covenants or obligations of Lessee under this Lease.

          SECTION 22.17. CERTAIN RULES OF CONSTRUCTION. Time is of the essence of this Lease. Lessee shall be fully responsible and liable for the observance and compliance by its subtenants of and with all the terms and conditions shall be applicable to such subtenants as fully as if they were the Lessee hereunder; any failure by a subtenant of Lessee to fully observe and comply with the terms and conditions of this Lease shall constitute a default hereunder by Lessee. Nothing contained in the preceding sentence shall constitute a consent by Lessor to any subletting or other arrangement proscribed by Section 12.01.

          SECTION 22.18. CORPORATE AUTHORITY. Each individual executing this Lease on behalf of each corporate party represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. Lessee shall, at Lessor's requests, deliver a certified copy of its board of directors' resolution authorizing such execution.

          SECTION 22.19. SAFETY AND HEALTH. Lessee covenants at all times during the term of this Lease to comply with the requirements of the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq and any analogous legislation in California (collectively the ("Act"), to the extent that the Act applies to Lessee's operations within the Premises.

          SECTION 22.20. SURRENDER OR CANCELLATION. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall terminate all or any existing subleases, unless Lessor elects to treat such surrender or cancellation as an assignment to Lessor of any or all of such subleases.

          SECTION 22.21. NONDISCLOSURE OF LEASE TERMS. Lessee acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information. Disclosure of the terms hereof could adversely affect the ability of Lessor to negotiate other Leases with respect to the Development or other projects and impair Lessor's relationship with other tenants of the Development or other projects. Lessee agrees that it, and its officers, directors, employees and attorneys shall not disclose the terms and conditions of this Lease to any other person without the prior written consent of Lessor. It is understood and agreed that damages would be an inadequate remedy for the breach of this provision by any party hereto and, each of the parties hereto shall have the right to specific performance of this provision and to injunctive relief to prevent its breach or continued breach.

          SECTION 22.22. INTERSTATE LAND SALES ACT. Lessor, recognizing that the Premises consist of space in a building and that the Premises are either completed or that Lessor has herein obligated itself to complete construction of the Premises within a two-year period from the date of this Lease (except for such work, furniture, furnishings and fixtures as Lessee is to supply), believes that this Lease is exempt from the Interstate Land Sales Full Disclosure Act (the "Act") Pursuant to the exemption provided by paragraph 1403(a)(3) of the Act which reads as follows:

               "The provisions of this chapter shall not apply (to) . . . (3) the sale or lease of any improved land on which there is a residential, commercial, or industrial building, or to the sale or lease of land under a contract obligating the seller to erect such a building thereon within a period of two years,"

Lessee, by its signature hereto, acknowledges that it has read and understands such section.

          SECTION 22.23. CHANGES REQUESTED BY LENDER. Neither Lessor nor Lessee shall unreasonably withhold its consent to changes or amendments to this Lease requested by any lender on Lessor's fee interest or on Lessee's leasehold interest, as the case may be, so long as such changes do not alter the basic business terms of this Lease or otherwise materially diminish the rights or materially increase the obligations of the party from whom consent to such change or amendment is requested.


                     ARTICLE XXIII. RIGHT OF FIRST REFUSAL.

          SECTION 23.01. RIGHT OF FIRST REFUSAL. During the Initial Term of this Lease, but provided that this Lease is still in effect, Lessee shall have the right to acquire both the Building and the Building Parcel from Lessor, whether by purchase or exchange, upon the same terms and conditions as are contained in an offer made to Lessor by a bona fide third party which is independent and not affiliated with Lessor, which offer has been accepted by Lessor subject only to the exercise by Lessee of the right of first refusal granted under this Section 23.01. Lessee shall give Lessor notice of exercise of such right of first refusal within fifteen (15) days after Lessor shall give Lessee prompt written notice of any such third party offer. If Lessee fails to give such notice, or if Lessee gives such notice but thereafter fails to comply fully with all terms and conditions of such offer, the foregoing right of first refusal shall entirely cease and terminate, and Lessor may thereafter sell such property free of the foregoing right of first refusal. In addition, Lessor may sell, exchange or otherwise transfer (collectively, "transfer") to a bona fide third party either the Building or Building Parcel, separate and apart from the other, or may transfer either or both of them either together with additional properties as part of the same transaction, or as a direct exchange with another owner of property in a two-party exchange transaction, whereupon in any such event the foregoing right of first refusal shall cease and terminate. Any such transfer of the Building or Building Parcel or both to an entity controlled by or under common control with Lessor shall be free of the foregoing rights, but shall thereafter be subject to such rights with respect to any subsequent transfer to a third party. The foregoing rights shall not apply to any Lease of the entire Building, the Building Parcel or both. Lessee's rights of first refusal with respect to an exchange transaction shall only apply, if at all, to a three-party transaction wherein Lessor may require a prospective purchaser to acquire certain property designated by Lessor and owned by a third party, for exchange with Lessor for both the Building and Building Parcel, on all the same terms and conditions acceptable to Lessor as provided above.



IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first above written.


                               THE IRVINE COMPANY

                               By_________________________________

                               By_________________________________


                               TORONTO DOMINION BANK OF CALIFORNIA

                               By_________________________________

                               By_________________________________

                                                                           78369
                                LEGAL DESCRIPTION
                                 BUILDING PARCEL




That portion of Parcel 1 in the City of Irvine, County of Orange, State of California, as shown on the Map filed in Book 112, Pages 29 and 30, of Parcel Maps in the Office of the County Recorder of said County, described as follows:

Beginning at the most Easterly corner of said Parcel 1; thence South 28(degree)48'10" West 138.00 feet along the Southeasterly line of said Parcel 1; thence North 61(degree)11'50" West 49.00 feet; thence North 16(degree)ll'50" West 115.00 feet; thence North 61(degree)11'50" West 72.00 feet; thence South 73(degree)48'10" West 46.50 feet; thence South 16(degree)11'50" East 51.00 feet; thence South 73(degree)48'10" West 56.00 feet; thence North 61(degree)11'50" West 60.00 feet; thence South 28(degree)48'10" West 142.00 feet; thence North 61(degree)11'50" West 39.00 feet; thence South 73(degree)48'10" West 82.00 feet; thence North 61(degree)11'50" West 187.00 feet; thence North 16(degree)11'50" West 114.00 feet; thence North 61(degree)11'50" West 21.86 feet to the Northwesterly line of said Parcel 1; thence along said Northwesterly line of Parcel 1 and the Northeasterly line of said Parcel l the following courses:
North 38(degree)57'58" East 39.60 feet, North 36(degree)26'20" East 273.71 feet, North 85(degree)38'10" East 38.19 feet, South 49(degree)21'28" East 23.01 feet to the beginning of a tangent curve, concave Northeasterly having a radius of 2050.00 feet, Southeasterly 447.10 feet along said curve through a central angle of 12(degree)29'46", and South 61(degree)51'14" East 143.26 feet to the point of beginning.

Containing an area of 166,617 square feet, more or less.

Subject to covenants, conditions, reservations, restrictions, rights of way and easements, if any, of record.

                              TORONTO DOMINION BANK

                                   EXHIBIT "C"

                       LESSOR'S AND LESSEE'S IMPROVEMENTS

1.   LESSOR'S IMPROVEMENTS:

     Lessor will provide, at its cost, the following work performed to customary standards for first-class office buildings.

     (a)  Finished exterior walls, exterior doors and windows.

     (b) Building lobby and public areas to be used in common with other tenants. Building lobby shall be finished with quality architectural materials comparable to first-class office buildings owned by Lessor in Executive Park located at MacArthur Blvd., in the City of Irvine, California.

     (c) Required stairways and enclosures for stairways to be used in common with other tenants. Common stairwell walls shall be finished and painted.

     (d) All on-site construction, including but not limited to, side walks, paving, curbs and exterior landscaping within the limits of the Building Parcel, but excluding Lessee's drive-up teller units and ingress and egress lanes therefor.

     (e) All electrical panels sized for Lessee's Improvements connected to centrally located equipment room.

     (f) All telephone back board spaces provided for Lessee's Improvements connected to centrally located equipment room.

     (g) Variable air volume main duct system with economizer system and hot water piping loop for Lessee's Improvements.

     (h)  Rough plumbing for development of restrooms in the leased Premises.

     (i) Separate meters for all Lessee's utilities except heating and air conditioning.

     (j)  Structural columns, beams, floor and ceiling slabs.

          Structural frame shall be so designed as to accommodate structural requirements of the normal office type usage. Any revisions to the structure required by Lessee for vault, night depositories, etc., will be borne by Lessee pursuant to Section 3(b) below.

     All of the above Lessor's Improvements listed, excluding Item (d), shall constitute the Building Shell.

2.   LESSEE'S IMPROVEMENTS:

     Lessee will provide, at its cost, the following work:

     (a)  Paneling, interior partitions with doors and hardware.

     (b) Development of restrooms, electrical, mechanical and janitor rooms for exclusive use of Lessee, including but not limited to walls, ceiling, doors, ceramic tile, toilet partitions, finish fixtures and other accessories.

     (c)  All fixtures and partitions within the Premises.

     (d) All vault structures, door, vault equipment, protective equipment and burglar alarms, and night depositories.

     (e)  Ceilings and light fixtures.

     (f)  Floor coverings and drapes.

     (g)  Electrical and air conditioning distribution in the leased Premises.

     (h) All other items required by Lessee and not included in Lessor's Improvements above.

     (i) Drive-up teller units and ingress and egress lanes therefor, together with any special structural requirements to the Building Shell necessary for the operation of the teller units.

     Lessor shall contribute an amount equal to $14.00 per net square foot of Lessee's leased Premises towards the total cost of Lessee's Improvements. In the event Lessor shall construct Lessee's Improvements, all costs in excess of $14.00 per net square foot shall be payable by Lessee to Lessor upon demand. In the event Lessee elects to construct Lessee's Improvements, Lessor's contribution provided above shall be paid by Lessor to Lessee when Lessee opens for business in the Premises.

3.   PAYMENT OF CONSTRUCTION COSTS - Lessee's Share

     For purposes of Section 3.04 of the Lease, Lessee's percentage share or prorata percentage share of Shell Costs, Lessee's Improvements Costs and On-Site Costs (as defined in Section 3.03 of the Lease) shall be as follows:

     (a) 52.6% of all Shell Costs excluding matters covered in (b) below (estimated percentage, subject to adjustment based on actual square footage of the Premises as reflected on Exhibit "C-1" referred to in
          Section 1.01 of the Lease);

     (b) 100% of all Shell Costs for the ground floor of the Building which are directly attributable to Lessee's specific structural requirements;

     (c) 100% of all Lessee's Improvements Costs, including drive up teller facilities and ingress and egress lanes therefor;

     (d) 60% of all On-Site Costs (based on Lessee's prorata share of estimated parking area, plus land area beneath drive-up teller units and car lanes therefor within the common facilities).

                                   EXHIBIT "D"


                               ADDENDUM FOR ACTUAL
                            TERM OF COMMENCEMENT DATE



          Pursuant to Section 1.02 of that certain Lease dated ______________, 19 _, between THE IRVINE COMPANY, a Michigan corporation, as Lessor, and TORONTO DOMINION BANK OF CALIFORNIA, as Lessee, the parties hereby agree as follows:

          1. The Initial Term of said Lease commenced as of ___________________.

          2.  The Expiration Date of the term shall be

____________________.

          3.  Date of commencement of Minimum Rent shall be

____________________.


           IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of _____________, 19___.



THE IRVINE COMPANY                     TORONTO DOMINION BANK OF
550 Newport Center Drive                 CALIFORNIA
Newport Beach, CA  92663               114 Sansome Street
                                       San Francisco, CA  94104

By______________________               By______________________

By______________________               By______________________
        "Lessor"                               "Lessee"

                                   EXHIBIT "E"


                              RULES AND REGULATIONS
                ATTACHED TO AND MADE A PART OF OFFICE SPACE LEASE


          1. Except with the prior written consent of the Lessor, no Lessee shall sell, or permit the sale at retail, of newspapers, magazines, periodicals, or theater tickets, in or from the Premises, nor shall any Lessee carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of occupants of any other portion of the building, or any manufacturing of any kind, or the business of a public barber shop, beauty parlor, or a manicuring and chiropodist business, or any business other than that specifically provided for in the Lessee's lease.

          2. No Lessee shall obtain for use upon the Premises ice, towel and other similar services, or accept barbering or boot-blacking services in the Premises, except from persons authorized by the Lessor and at hours and under regulations fixed by the Lessor.

          3. The sidewalks, halls, passages and stairways shall not be obstructed by any of the Lessees or used by them for any purpose other than for ingress to and egress from their respective Premises. The halls, passages, entrances, stairways, balconies and roof are not for the use of the general public, and the Lessor shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of the Lessor shall be prejudicial to the safety, character, reputation and interests of the building and its lessees, provided that nothing herein contained shall be construed to prevent such access to persons with whom the Lessee normally deals in the ordinary course of business unless such persons are engaged in illegal activities. No Lessee and no employees of any Lessee shall go upon the roof of the building without the written consent of the Lessor.

          4. The sashes, sash doors, windows, glass lights, and any lights or skylights that reflect or admit light into the rooms, halls or other places of the building shall not be covered or obstructed. The toilet rooms, water and wash closets and other water apparatus shall not be used for any other purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Lessee who, or whose clerks, agents, employees, or visitors, shall have caused it.

          5. No sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by the Lessee on any part of the building or the Premises without the prior written consent of the Lessor. If the Lessor shall have given such consent at any time, whether before or after the execution of the lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of this lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by the Lessor and shall not be construed as dispensing with the necessity of obtaining the specific written consent of the Lessor with respect to each and every such sign, advertisement or notice other than the particular sign, advertisement or notice, as the case may be, so consented to by the Lessor. If the Lessor, by a notice in writing to the Lessee, shall object to any curtain, blind, shade or screen attached to, or hung in, or used in connection with, any window or door of the Premises, such use of such curtain, blind, shade or screen shall be forthwith discontinued by the Lessee. No awnings shall be permitted on any part of the Premises.

          6. The Lessee shall not do or permit anything to be done in the Premises, or bring or keep anything therein, which shall in any way increase the rate of fire insurance on the building, or on the property kept therein, or obstruct or interfere with the rights of other lessees, or in any way injure or annoy them; or conflict with the regulations of the Fire Department or the fire laws, or with any insurance policy upon the building, or any part thereof, or with any rules and ordinances established by the Board of Health or other governmental authority.

          7. The Lessor shall have power to prescribe the weight and position of safes or other large or heavy objects which shall, if considered necessary by the Lessor, stand on three-inch thick wood strips to distribute the weight. The moving of safes shall occur only between such hours as may be designated by, and only upon previous notice to, the manager of the building and the persons employed to move safes in or out of the building must be acceptable to the Lessor. No freight, furniture or bulky matter of any description shall be received into the building except during hours and in a manner approved by the Lessor.

          8. The Lessee shall clean the Premises as provided in Section 8.02 of
Article VIII of the lease and, except with the written consent of the Lessor, no person or persons other than those approved by the Landlord will be permitted to enter the building for such purpose.

          9. No lessee shall sweep or throw or permit to be swept or thrown from the Premises any dirt or other substance into any of the corridors or halls, or out of the doors or windows or stairways of the building, and the Lessee shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to the Lessor or other occupants of the building by reason of noise, odors and/or vibrations, or interfere in any way with other lessees or those having business therein, nor shall any animals or birds be kept in or about the building.

          10. No cooking shall be done or permitted by Lessee on the Premises, nor shall offices in the building be used for the storage of merchandise or for lodging.


          11. The Lessee shall not use or keep in the building any kerosene, gasoline, or inflammable fluid or any other illuminating material, or use any method of heating other than that supplied by the Lessor.

          12. If the Lessee desires telephone or telegraph connections, the Lessor will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without directions from the Lessor.

          13. Each Lessee upon the termination of the tenancy, shall deliver to the Lessor all the keys of offices, rooms and toilet rooms which shall have been furnished the Lessee or which the Lessee shall have had made, and in the event of loss of any keys so furnished, shall pay the Lessor therefor.

          14. No Lessee shell lay linoleum or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any such linoleum or other similar floor covering to the floor, as well as the method of affixing carpets or rugs to the Premises, shall be subject to approval by the Lessor. The expense of repairing any damage resulting from a violation of this rule shall be borne by the Lessee by whom, or by whose agents, clerks, employees or visitors, the damage shall have been caused.

          15. No furniture, packages or merchandise will be received in the building except between such hours as shall be designated by the Lessor.

          16. On Saturdays, Sundays and legal holidays, and on other days between the hours of 6 p.m. and 8 a.m., access to the building, or to the halls, corridors, or stairways in the building, or to the Premises may be refused unless the person seeking access is known to the building watchman, if any, in charge and has a pass or is properly identified. The Lessor shall in no case be liable for damages for the admission to or exclusion from the building of any person whom the Lessor has the right to exclude under Rule 3 above. In case of invasion, mob, riot, public excitement, or other commotion, the Lessor reserves the right to prevent access to the building during the continuance of the same by closing the doors or otherwise, for the safety of the Lessees and protection of property in the building.

          17. Lessee shall see that the windows, transoms and doors of the Premises are closed and securely locked before leaving the building and must observe strict care not to leave windows open when it rains and Lessee shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before Lessee or Lessee's employees leave the building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Lessee shall make good all injuries sustained by other lessees or occupants of the building or Lessor.

          18. The Lessee shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises without prior written consent of the Lessor. If the Lessor shall give its consent, the Lessee shall in each case furnish the Lessor with a key for any such lock.

          19. Lessee shall not install equipment such as but not limited to electronic tabulating or computer equipment, requiring electrical or air-conditioning service in excess of those to be provided by Lessor under
Section 8.01 of the Lease.

                                   EXHIBIT "F"


ADDENDUM to Article 14, Section 14.01 - Signs and Advertising.

Subject to the prior approval of any governmental agency having jurisdiction, and prior approval by Lessor, Lessee may place, or cause to be placed, the following identification signs, or monuments as indicated. All of such signs, or monuments shall be of a color, size, material, type, appearance and style conforming to the established aesthetic standards governing signs for the entire Development.

1. Redhill elevation on second story as depicted in attached drawings identified as Exhibit "F-a" on the east end of the elevation.

    a. "TORONTO DOMINION BANK" - Individual illuminated letters of the same height of comparable signs in the Development, but Lessor may not require that they be less than 18".

2. Main Street elevation on second story as depicted in attached drawings identified as Exhibit "F-a" on the south end of the elevation.

    a. "TORONTO DOMINION BANK" - Individual illuminated letters of same height, of comparable signs in the Development, but Lessor may not require that they be less than 18".

    b. Provided Lessor does not locate its Development Monument sign on the Building Parcel at the corner of Redhill and Main Streets, Lessee may locate its monument sign on the landscaped strip along the Main Street elevation.

3.  Southwest elevation.

    a. "TORONTO DOMINION BANK" - Individual illuminated letters approximately 6" in height built into the design of the main entrance to provide identification from the Development. This sign may include Toronto Dominion logo.

    b.  The following signs on the built-in units only:

        "Walk-up Teller"
        "Night Depository"
        "24-Hour Banking"

        Signs necessary to identify these elements will be incorporated in the design of the southwest elevation.

4.  Motor Banking Facility.

    a.  "Toronto Dominion Bank Motor Banking" - (or similar wording)

The size of individual illuminated letters for the above shall be compatible with the approved design of the drive-up facility.

    b.  Directional Signs.

        Directional signs shall be provided either by the Lessee or under the Development's graphics program to clearly and adequately direct customers to the motor banking facility from the Main Street entrance to the Development.

5.   General.

     In all cases, Toronto Dominion Bank reserves the right to add "of California" to any sign if required by the State Banking Commission. It is the intention of Lessee that if this is required, these letters will be smaller than the main sign and shall not be illuminated, all as subject to the prior approval of Lessor.